UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _)

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DIME COMMUNITY BANCSHARES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 13, 2018

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of Dime Community Bancshares, Inc. (the “Company”), which will be held on May 24, 2018 at 10:00 a.m. Eastern Time, at 1 Hotel Brooklyn Bridge, 60 Furman Street, Brooklyn, New York 11201.

The attached Notice of the Annual Meeting of Shareholders and Proxy Statement describe the business to be transacted at the Annual Meeting. The Directors and several officers of the Company, as well as a representative of Crowe Horwath LLP, the accounting firm appointed by the Audit Committee of the Board of Directors to be the Company's independent auditors for the year ending December 31, 2018, will be present at the Annual Meeting.

The Company's Board of Directors has determined that an affirmative vote on each matter to be considered at the Annual Meeting is in the best interests of the Company and its shareholders and unanimously recommends a vote “FOR” each of these matters.

Please complete, sign and return the enclosed proxy card promptly, whether or not you plan to attend the Annual Meeting. Your vote is important regardless of the number of shares you own. Voting by proxy will not prevent you from voting in person at the Annual Meeting, but will assure that your vote is counted if you are unable to attend. If you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder to attend and vote personally at the Annual Meeting. Examples of such documentation include a broker's statement, letter or other document confirming your ownership of the Company's shares.

On behalf of our Board of Directors and employees, we thank you for your continued support and hope to see you at the Annual Meeting.

Sincerely yours,

Vincent F. Palagiano	Kenneth J. Mahon
Chairman of the Board	President and Chief Executive Officer

Dime Community Bancshares, Inc.
300 Cadman Plaza West, 8th Floor
Brooklyn, New York 11201
(718) 782-6200

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 24, 2018

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Dime Community Bancshares, Inc. (the “Annual Meeting”) will be held at 1 Hotel Brooklyn Bridge, 60 Furman Street, Brooklyn, New York 11201, on Thursday, May 24, 2018 at 10:00 a.m. Eastern Time, to consider and vote upon the following:

1.	Election of four Directors for terms of three years each;
2.	Ratification of the appointment of Crowe Horwath LLP as the Company's independent auditors for the year ending December 31, 2018;
3.	Approval, by a non-binding advisory vote, of the compensation of the Company’s Named Executive Officers; and
4.	Transaction of such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. As of the date hereof, management is not aware of any other such business.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THESE ITEMS FOR THE REASONS DESCRIBED IN THE PROXY STATEMENT.

The Board of Directors has fixed March 28, 2018 as the record date for the Annual Meeting and any adjournment or postponement thereof. Only shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. A list of such shareholders will be available for inspection by any shareholder for any lawful purpose germane to the Annual Meeting at the Company's corporate headquarters at 300 Cadman Plaza West, 8th Floor, Brooklyn, NY 11201 at any time during regular business hours for 10 days prior to the Annual Meeting.

By Order of the Board of Directors

Patricia M. Schaubeck
Secretary

Brooklyn, New York
April 13, 2018

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER OF SHARES YOU OWN. THE BOARD OF DIRECTORS URGES YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. RETURNING THE PROXY CARD WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ATTEND THE ANNUAL MEETING.

DIME COMMUNITY BANCSHARES, INC.

PROXY STATEMENT FOR THE
ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 24, 2018

GENERAL INFORMATION

General

This Proxy Statement and accompanying proxy card are being furnished to the shareholders of Dime Community Bancshares, Inc. (the “Company”, “Dime”, “we”, “our” or “us”) in connection with the solicitation of proxies by the Company's Board of Directors from holders of the shares of the Company's issued and outstanding common stock, par value $0.01 per share (the “Common Stock”), for use at the Annual Meeting of Shareholders to be held on May 24, 2018 (the “Annual Meeting”) at 1 Hotel Brooklyn Bridge, 60 Furman Street, Brooklyn, New York 11201 at 10:00 a.m. Eastern Time, and at any adjournment or postponement thereof. The Company is a Delaware corporation and operates as a unitary savings and loan holding company for Dime Community Bank (f/k/a The Dime Savings Bank of Williamsburgh) (the “Bank”). This Proxy Statement, together with the enclosed proxy card, is first being mailed to shareholders on or about April 13, 2018.

Record Date

The Company's Board of Directors has fixed the close of business on March 28, 2018 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting (the “Record Date”). Accordingly, only holders of record of shares of Common Stock at the close of business on March 28, 2018 will be entitled to vote at the Annual Meeting. There were 37,485,359 shares of Common Stock outstanding on the Record Date.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

The notice of meeting, Proxy Statement, annual report and sample proxy card are available for review at https://materials.proxyvote.com/253922. The notice of meeting, Proxy Statement and annual report are also available on the Company's website at www.dime.com.

Voting Rights

Each holder of Common Stock on the Record Date will be entitled to one vote at the Annual Meeting for each share of record held on the Record Date (other than Excess Shares as defined below). As provided in the Company's Certificate of Incorporation, record holders (other than any compensation plan maintained by the Company and certain affiliates) of Common Stock who beneficially own in excess of 10% of the issued and outstanding shares of Common Stock (such shares in excess of 10% referred to herein as “Excess Shares”) shall be entitled to cast only one-hundredth of one vote per share for each Excess Share. A person or entity is deemed to beneficially own shares owned by an affiliate or associate as well as by persons acting in concert with such person or entity. The Company's Certificate of Incorporation authorizes a majority of the Board of Directors to interpret the provisions of the Certificate of Incorporation governing Excess Shares, and to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to ascertain compliance with the Excess Shares provisions of the Certificate of Incorporation, including, without limitation, (i) the number of shares of Common Stock beneficially owned by any person or purported owner, (ii) whether a person or purported owner is an affiliate or associate of, or is acting in concert with, any other person or purported owner, and (iii) whether a person or purported owner has an agreement or understanding with any other person or purported owner as to the voting or disposition of any shares of Common Stock.

You may vote your shares of Common Stock by marking and signing the enclosed Proxy Card and returning it in the enclosed postage-paid envelope, by telephone or internet by following the instructions stated on the Proxy Card or by attending the Annual Meeting and voting in person. All properly executed proxies received by the Company on or before the close of voting on May 24, 2018 will be voted in accordance with the instructions indicated thereon.

If no instructions are given, executed proxies will be voted FOR election of each of the four nominees for Director, FOR the ratification of the appointment of Crowe Horwath LLP as independent auditors for the year ending December 31, 2018 and FOR the approval of compensation of the Company’s Named Executive Officers (as defined subsequently herein).

Management is not aware of any matters other than those set forth in the Notice of the Annual Meeting of Shareholders that may be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Company's Board of Directors.

If you are a shareholder whose shares of Common Stock are not registered in your own name, you will need appropriate documentation from your shareholder of record to vote personally at the Annual Meeting. Examples of such documentation include a broker's statement, letter or other document that will confirm your ownership of the Common Stock.

Quorum and Vote Required

The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be counted as present for the purpose of determining whether a quorum is present.

Directors are elected by a plurality of the votes cast in person or by proxy at the Annual Meeting, without regard to broker non-votes. The holders of Common Stock may not vote their shares cumulatively for the election of Directors. With respect to the election of the four nominees for Director, shares as to which the “WITHHOLD AUTHORITY” box has been selected for either all or some of the nominees will be counted as being present for the matter but not as voting “for” the election of the respective nominee(s). Therefore, the proxy represented by these shares will have the same effect as voting against the respective nominee(s). Any Director nominee who does not receive more votes cast for than against his/her election shall immediately tender his/her resignation. The Corporate Governance and Nominating Committee shall promptly consider the resignation, possible responses (including, without limitation, actions to address the underlying causes of the vote), and make a recommendation to the Board for determination at its next regularly scheduled meeting. The Corporate Governance and Nominating Committee and Board may consider factors deemed relevant in deciding whether or not to accept the offer of resignation. The Director nominee at issue will not participate in the discussion, recommendation of vote regarding the resignation tender.

Proposals 2 and 3 require the affirmative vote of the holders of a majority of the votes cast by the holders of Common Stock represented, in person or by proxy, at the Annual Meeting, without regard to broker non-votes. Shares as to which the “ABSTAIN” box has been selected on the Proxy Card with respect to Proposals 2 and 3 will be counted as present and entitled to vote and will have the effect of a vote against these proposals.

If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors or with respect to the advisory proposal regarding the compensation of our Named Executive Officers. Current regulations restrict the ability of your bank or broker to vote your uninstructed shares in the election of directors and other matters on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote with respect to the election of directors or the advisory vote regarding the compensation of our Named Executive Officers, no votes will be cast on your behalf. These are referred to as broker non-votes. Your bank or broker does, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of our independent auditors.

Although the advisory vote on the compensation of Named Executive Officers is non-binding as provided by law, the Company’s Board of Directors will review the results of the vote and consider them in making future determinations concerning executive compensation.

Revocability of Proxies

A proxy may be revoked at any time before it is voted by filing a written revocation of the proxy with the Company's Secretary at 300 Cadman Plaza West, 8th Floor, Brooklyn, New York 11201 or by submitting a duly executed proxy bearing a later date. A proxy also may be revoked by attending and voting at the Annual Meeting, only if a written revocation is filed with the Corporate Secretary prior to the voting of such proxy.

Solicitation of Proxies

The Company will bear the costs of soliciting proxies from its shareholders. In addition to the use of mail, proxies may be solicited by officers, Directors or employees of the Company or the Bank by telephone or other forms of communication. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to, and obtain proxies from, such beneficial owners, and will reimburse such holders for reasonable expenses incurred in connection therewith. In addition, the Company has retained Broadridge Financial Solutions, Inc. to assist in the solicitation of proxies. The cost of such solicitation will be paid by the Company.

Interests of Directors and Management in Certain Proposals

Shareholders will be asked to cast a non-binding advisory vote on Proposal 3 regarding compensation to the Company's Named Executive Officers, and the results of such advisory vote may influence future compensation decisions. As a result, the Company's senior executives have personal interests in the outcome of this proposal that are different from the interests of the Company's other shareholders. The Board was aware of these interests and took them into account in recommending that the shareholders vote in favor of Proposal 3.

Director Attendance at Annual Meetings

The Company considers Board attendance at shareholder meetings a priority. It is the policy of the Company that Directors exercise their best efforts to attend every meeting. All of the then-serving Company Directors attended the annual meeting of shareholders held on May 25, 2017.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders of the Company

The following table sets forth certain information as to persons known to the Company to be the beneficial owner of in excess of 5% of the shares of Common Stock as of March 28, 2018. Management knows of no person, except as listed below, who beneficially owned more than 5% of the Common Stock as of March 28, 2018. Except for the column titled “Percent of Class,” and as otherwise indicated, the information provided in the table was obtained from filings with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Addresses provided are those listed in the filings as the address of the person authorized to receive notices and communications. For purposes of the table below and the table set forth under “Security Ownership of Management,” in accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner of any shares of Common Stock: (1) over which he or she has or shares, directly or indirectly, voting or investment power, and (2) of which he or she has the right to acquire beneficial ownership at any time within 60 days after March 28, 2018. As used herein, “voting power” includes the power to vote, or direct the voting of, Common Stock and “investment power” includes the power to dispose, or direct the disposition, of such shares. Unless otherwise noted, each beneficial owner has sole voting and sole investment power over the shares beneficially owned.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	The Dime Community Bank KSOP (the “KSOP”) 300 Cadman Plaza West, 8th Floor Brooklyn, NY 11201	2,669,098	(1)	7.1%
Common Stock	Blackrock, Inc. 55 East 52nd Street New York, NY 10055	4,220,068	(2)	11.3%
Common Stock	The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	3,026,322	(3)	8.1%
Common Stock	Dimensional Fund Advisors LP 6300 Bee Cave Road Austin, TX 78746	3,038,537	(4)	8.1%

(Notes to the table located on the following page)

(1)	The KSOP is a defined contribution retirement plan under ERISA. Pentegra Trust Company serves as trustee (the “KSOP Trustee”). The KSOP Trustee votes all shares of Common Stock which are allocated to Participant accounts in accordance with the voting instructions obtained from each Participant. Shares of Common Stock for which no voting instructions have been provided will be voted proportionately in accordance with instructions obtained from KSOP participants.
(2)	Blackrock, Inc. (“Blackrock”) filed a Schedule 13G/A on January 19, 2018. The shares are held in various trust accounts for the economic benefit of former Barclay Private Bank and Trust Limited's customers who are the beneficiaries of those accounts. The Schedule 13G/A states that Blackrock has sole power to vote or to direct the vote of 4,156,794 shares and sole power to dispose or to direct the disposition of 4,220,068 shares.
(3)	The Vanguard Group filed a Schedule 13G/A on February 9, 2018. The shares are primarily held in various trust accounts for the economic benefit of customers who are the beneficiaries of those accounts. The Schedule 13G/A states that the Vanguard Group has sole voting power over 33,897 shares and shared voting power over 2,300 shares, and sole dispositive power over 2,992,131 shares and shared dispositive power over 34,191 shares.
(4)	Dimensional Fund Advisors LP filed a Schedule 13G /A on February 7, 2018. Dimensional Fund Advisors LP is a registered investment company, and serves as an investment manager or sub-advisor to certain other registered investment companies, comingled funds, group trusts and separate accounts, and could possess voting and/or investment powers over the Common Stock. The Schedule 13G/A states that Dimensional Fund Advisors LP has sole power to vote or to direct the vote of 2,880,710 shares and sole power to dispose or to direct the disposition of 3,038,537 shares.

Security Ownership of Management

The following table sets forth information as of the Record Date with respect to the shares of Common Stock beneficially owned by each of the Company's Directors and the principal executive officer, principal financial officer and three most highly compensated executive officers (other than the principal executive and principal financial officers) of the Company or Bank (the “Named Executive Officers” or “NEOs”) other than Michael Pucella, who retired from the Company effective July 31, 2017, and Timothy B. King, who retired from the Company effective December 31, 2017, and all of the Company's Directors and executive officers as a group. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of Common Stock indicated.

The Company's Anti Hedging and Pledging and Insider Trading Policies prohibit Directors and senior officers from pledging Common Stock as collateral for any loan.

Title of Class	Name of Beneficial Owner	Position	Amount and Nature of Beneficial Ownership(1)(2)		Percent of Class Outstanding		Vested Stock Options Included in Beneficial Ownership Total(3)
Common	Vincent F. Palagiano	Director, Chairman of the Board	897,189	(4)	2.4%		—
Common	Michael P. Devine	Director, Vice Chairman of the Board	680,080	(5)	1.8		32,675
Common	Kenneth J. Mahon	Director, President and Chief Executive Officer (“CEO”)	405,474	(6)	1.1		21,532
Common	Rosemarie Chen	Director	—			*	—
Common	Steven D. Cohn	Director	72,327	(7)		*	—
Common	Patrick E. Curtin	Director	87,470	(8)		*	—
Common	Robert C. Golden	Director	35,570	(9)		*	2,444
Common	Kathleen M. Nelson	Director	23,309	(10)		*	2,444
Common	Joseph J. Perry	Director	64,718	(11)		*	8,333
Common	Kevin Stein	Director(12)	2,000			*	—
Common	Omer S. J. Williams	Director	65,010			*	27,202
Common	Stuart H. Lubow	Senior Executive Vice President and Chief Banking Officer	12,546			*	—
Common	Robert S. Volino	Senior Executive Vice President and Chief Operating Officer	68,001			*	—
Common	James L. Rizzo	Senior Vice President and Comptroller (Principal Financial Officer)	55,196			*	—
All Directors and executive officers as a group (20 persons)(13)			2,836,670		7.6%		94,630

(Notes to the table located on the following page)

*	Less than one percent
(1)	See “Security Ownership of Certain Beneficial Owners and Management – Principal Shareholders of the Company” for a definition of “beneficial ownership.”
(2)	The figure shown for all Directors and executive officers as a group includes 137,347 shares held in trust for the Benefit Maintenance Plan of Dime Community Bancshares, Inc. (the “BMP Trust”) for the benefit of the NEOs and other officers under the Benefit Maintenance Plan of Dime Community Bancshares, Inc. (the “BMP”). The BMP Trust, as directed by the Company, exercises voting and investment power over these shares (See “Compensation Discussion and Analysis – Deferred Compensation and Retirement Benefits – BMP”).
(3)	All vested stock options are exercisable.
(4)	Includes 897,189 shares as to which Mr. Palagiano may be deemed to share voting and investment power.
(5)	Includes 647,225 shares as to which Mr. Devine may be deemed to share voting and investment power.
(6)	Includes 138,779 shares as to which Mr. Mahon may be deemed to share voting and investment power.
(7)	Includes 72,327 shares as to which Mr. Cohn may be deemed to share voting and investment power.
(8)	Includes 84,470 shares as to which Mr. Curtin may be deemed to share voting and investment power.
(9)	Includes 32,826 shares as to which Mr. Golden may be deemed to share voting and investment power.
(10)	Includes 20,865 shares as to which Ms. Nelson may be deemed to share voting and investment power.
(11)	Includes 56,385 shares as to which Mr. Perry may be deemed to share voting and investment power.
(12)	Mr. Stein was elected as a Director effective December 20, 2017.
(13)	Amount includes other non-beneficial ownership amounts which represent shares that are held in trust for the benefit of the certain executive officers under the BMP and unvested performance-based stock awards and time-vested restricted stock awards held in the name of the Compensation and HR Committee for eligible Directors and executive officers who have investment risk, but neither voting nor investment power with respect to these shares. However, since the Company maintains full voting and dispositive powers over the BMP shares, and the Compensation and HR Committee maintains full voting power over the unvested stock awards and unallocated performance share awards, they are included in the 2,836,670 total beneficial ownership amount for the full Directors and executive officers group.

PROPOSAL 1

ELECTION OF DIRECTORS

General

The Company's Certificate of Incorporation and Bylaws provide for the election of Directors by the shareholders. For this purpose, the Company's Board of Directors is divided into three classes, each class to be as nearly equal in number as possible. The terms of office of the members of one class expire, and a successor class is to be elected, at each annual meeting of shareholders. The Company currently has eleven Directors.

In September 2017, the size of the Board was increased from ten to eleven directors and Ms. Chen was added as a new Director. Additionally in September 2017, Anthony Bergamo, a former Director, passed away. In December of 2017, Mr. Stein was elected as the eleventh Director. Both newly appointed directors, Rosemarie Chen and Kevin Stein, along with Joseph J. Perry and Michael P. Devine, whose terms expire at the Annual Meeting, have been nominated by the Corporate Governance and Nominating Committee of the Board of Directors to be re-elected at the Annual Meeting for a term expiring at the annual meeting to be held in 2021, or when their successors are otherwise duly elected and qualified.

Each nominee has consented to being named in this Proxy Statement and to serve, if elected. In the event that any nominee for election as a Director at the Annual Meeting is unable or declines to serve, which the Board of Directors has no reason to expect, the persons named in the proxy card will vote with respect to a substitute nominee designated by the Corporate Governance and Nominating Committee of the Board of Directors, unless the shareholder has elected to “withhold authority” with respect to all nominees.

Information as to Nominees and Continuing Directors

In March 2018, the Board determined that all of its current Directors with the exception of Messrs. Palagiano, Devine, Mahon, and Curtin were independent pursuant to its Policy Regarding Director Independence (the “Director Independence Policy”) or the listing rules of the Nasdaq Stock Market. Mr. Mahon is not independent because he is an officer of the Company, Messrs. Palagiano and Devine are not independent because they were officers of the Company within the past three years, and Mr. Curtin was deemed not independent under the Director Independence Policy because he was, until recently, a member of a law firm providing various legal services to the Company or its subsidiaries. See “Transactions with Certain Related Persons.”

The Corporate Governance and Nominating Committee is responsible for identifying and selecting nominees for election by the Company’s shareholders. The Corporate Governance and Nominating Committee is authorized to retain search firm(s) to assist in the identification of candidates. The Corporate Governance and Nominating Committee is not limited to a specific process in identifying candidates and will consider potential nominees from various sources, including recommendations from shareholders as well as Directors and officers of the Company. Individuals recommended by shareholders are evaluated in a manner identical to other potential nominees.

The Corporate Governance and Nominating Committee has adopted general criteria for nomination to the Board which establish the minimum qualifications and experience to be examined in determining candidates for election. Pursuant to the general criteria, Directors should possess personal and professional ethics, integrity and values; be committed to representing the long-term interests of the Company’s shareholders and other constituencies; possess the ability to (a) exercise sound business judgment, (b) work with others as an effective group, and (c) commit adequate time to their responsibilities; be independent as defined in applicable law, the Director Independence Policy and the Company's Code of Business Ethics and be able to impartially represent the interests of the Company’s shareholders and other constituencies; possess experience and expertise relevant to the business of the Company; and possess such other knowledge, experience or skills as required or which may be useful considering the composition of the Board, the operating requirements of the Company and the long-term interests of the shareholders. The nomination guidelines promote Board diversity to respond to business needs and shareholder interests.

The following table sets forth certain information with respect to each nominee for election as a Director and each Director whose term does not expire at the Annual Meeting (“Continuing Director”). There are no arrangements or understandings between the Company and any Director or nominee pursuant to which such person was selected as a Director or nominee. For information with respect to security ownership by Directors, see “Security Ownership of Certain Beneficial Owners and Management – Security Ownership of Management.”

	Age(1)	Director Since(2)	Term Expires	Position(s) Held with the Company and the Bank
Nominees
Rosemarie Chen	51	2017	2021	Director
Michael P. Devine	71	1980	2021	Director, Vice Chairman of the Board
Joseph J. Perry	51	2005	2021	Director
Kevin Stein	56	2017	2021	Director
Continuing Directors
Vincent F. Palagiano	77	1978	2019	Director, Chairman of the Board
Patrick E. Curtin	72	1986	2019	Director
Kathleen M. Nelson	72	2011	2019	Director
Omer S. J. Williams	77	2006	2019	Director
Kenneth J. Mahon	67	2002	2020	Director, President and CEO
Steven D. Cohn	69	1994	2020	Director
Robert C. Golden	71	2011	2020	Director
(1)	As of March 28, 2018.
(2)	Includes service as a Director or Trustee with the Bank prior to the Company's incorporation on December 12, 1995.

The principal occupation, business experience and current public company directorships, as well as public company directorships held at any time during the past five years, of each of the nominees and Continuing Directors is listed below. The information is as of March 28, 2018, and includes affiliations with the Bank and its principal operating subsidiaries.

Nominees for Election as Director

Rosemarie Chen has served as a Director of both the Company and the Bank since September 2017. She is currently a Human Capital and Financial Services Leader at Willis Towers Watson, a global advisory, broking, and solutions company where she advises companies on strategic human capital issues along with leading initiatives relating to fintech since 2016. Prior to joining Willis Towers Watson, Ms. Chen was a Senior Manager with Deloitte Consulting from 2013 through 2016, and Head of U.S. Infrastructure Services and Support at McLagan Partners (Aon Hewitt) from 2003 through 2013. Ms. Chen has more than 20 years of experience in finance, technology, and human capital management. This experience and these qualifications led the Board to conclude that Ms. Chen should serve as a Director of the Company.

Michael P. Devine has served as a Director of the Company since its formation in 1995 and as a Trustee or Director of the Bank since 1980. Mr. Devine has served as Vice Chairman of the Boards of both the Company and Bank since February 2014. He served as President of both the Company and Bank from January 1, 1997 to his retirement on December 31, 2015. Mr. Devine also served as COO of the Company from its inception in 1995 to February 2014, and of the Bank from 1989 to February 2014. Prior to Mr. Devine’s appointment as President, he served as EVP and Secretary of both the Company and the Bank. Mr. Devine joined the Bank in 1971 and has served as the Internal Auditor, Comptroller and Investment Officer. Prior to 1971, Mr. Devine served as a Senior Accountant with the firm of Peat Marwick Mitchell & Co. From August 2001 through September 12, 2008, Mr. Devine served on the Board of Directors of Retirement Systems Group, Inc. From September 2012 through December 2014, Mr. Devine served as Chairman of the Audit Committee and a member of the Board of Trustees of Long Island University. Since March 2009, Mr. Devine has served as a director of Pentegra Retirement Trust. This experience and these qualifications led the Board to conclude that Mr. Devine should serve as a Director of the Company.

Joseph J. Perry has served as a Director of both the Company and Bank since September 2005. From January 2004 through August 2005, Mr. Perry served as a Director of Havemeyer Equities, Inc., a previously wholly-owned subsidiary of the Bank. He is currently a partner at Marcum LLP, a public accounting and consulting firm headquartered in New York, New York, where he has served as the Tax and Business Services Leader since 2006 and is a member of the Firm’s Executive Committee. Prior to joining Marcum LLP, Mr. Perry was a tax partner at one of the leading “Big 5” accounting firms and provided services to several financial services companies throughout the New York metropolitan area. Mr. Perry is a member of the American Institute of Certified Public Accountants and the New York State Society of Public Accountants. This experience and these qualifications led the Board to conclude that Mr. Perry should serve as a Director of the Company.

Kevin Stein has served as a Director of both the Company and the Bank since December 2017. He is currently the CEO of Resolution Analytica Corporation, a buyer of commercial judgments leveraging technology, data and analytics since 2016, when the company was founded. Mr. Stein was a Senior Managing Director of KCK-US, Inc., a private equity firm from 2016 through 2017, Managing Director of Financial Institutions Investment Banking with Barclays from 2011 through 2016, and Partner and Head of Depository Investment Banking at FBR & Co. from 2004 through 2011. Mr. Stein has more than 30 years of experience in finance and banking. Since 2017, Mr. Stein has served as a member of the board of Directors of PHH Corp. This experience and these qualifications led the Board to conclude that Mr. Stein should serve as a Director of the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE NOMINEES FOR ELECTION AS DIRECTORS.

Continuing Directors

Vincent F. Palagiano has served as Chairman of the Board of the Company since its formation in 1995 and of the Bank since 1989. He has served as a Trustee or Director of the Bank since 1978. He served as CEO of both the Company and the Bank from January 1, 1989 to his retirement on December 31, 2016. Prior to Mr. Palagiano’s appointment as CEO, he served as President of both the Company and the Bank. Mr. Palagiano joined the Bank in 1970 as an appraiser, and has served as Executive Vice President, Chief Operating Officer and Chief Lending Officer of the Bank. In addition, Mr. Palagiano has served on the Boards of Directors of the Federal Home Loan Bank of New York from 2012 to 2016, the Institutional Investors Capital Appreciation Fund from 1996 to 2006, and The Community Bankers Association of New York from 2001 to 2005. Prior to 1970, Mr. Palagiano served in the real estate and mortgage departments at other financial institutions and title companies. This experience and these qualifications led the Board to conclude that Mr. Palagiano should serve as a Director of the Company.

Patrick E. Curtin has served as a Director of the Company since its formation in 1995 and as a Trustee or Director of the Bank since 1986. Prior to his retirement on December 31, 2015, Mr. Curtin served as a senior member in the law firm of Conway Farrell Curtin & Kelly, P.C. (“Conway Farrell”) in New York, New York, and represented the Bank in loan closings, litigation and various other matters for over 36 years. This experience and these qualifications led the Board to conclude that Mr. Curtin should serve as a Director of the Company.

Kathleen M. Nelson was elected to the Boards of Directors of both the Company and the Bank in March 2011. She was elected Lead Director of both Boards in January 2017. Ms. Nelson currently serves as managing principal of Bay Hollow Associates, a commercial real estate advisory firm that she co-founded in 2009, as well as President of KMN Associates, LLC, a commercial real estate consulting firm she founded that provides consulting services to mixed-use and commercial retail real estate developers or owners. Ms. Nelson also served in the mortgage and real estate division of TIAA-CREF from 1968 through 2004, retiring as the Managing Director and Group leader of the division. Ms. Nelson currently serves on the Board of Directors and Executive and Audit Committees of CBL & Associates Properties, Inc., a publicly traded Real Estate Investment Trust focused on shopping center properties, as well as on the Board of Directors and Audit, Compensation and Nominating and Corporate Governance Committees of Apartment Investment and Management Co., a publicly traded owner and manager of rental apartments. Ms. Nelson is also a member of the advisory boards of Castagna Realty Company, the Beverly Willis Architecture Foundation, the Anglo American Real Property Institute, and an unaffiliated Board member of the JP Morgan U.S. Real Estate Income and Growth Fund. This experience and these qualifications led the Board to conclude that Ms. Nelson should serve as a Director of the Company.

Omer S. J. Williams has served as a Director of both the Company and Bank since July 2006. Mr. Williams is an attorney, and was formerly Senior Counsel to the law firm of Alston & Bird LLP. He was previously Counsel to Denton’s (US) LLP and prior to that a partner at Thacher Proffitt & Wood LLP (“Thacher”), where he served as both Chairman of the firm's Executive Committee and Managing Partner of the firm from 1991 to 2003. Thacher's partners determined to dissolve the firm as of December 31, 2008, and Mr. Williams served as Chairman of Thacher's dissolution committee until dissolution was completed in 2012. Mr. Williams has more than 50 years of experience in banking, corporate and financial institution law, including corporate structure, securities and mortgage finance issues. This experience and these qualifications led the Board to conclude that Mr. Williams should serve as a Director of the Company.

Kenneth J. Mahon was appointed President and CEO of both the Company and the Bank effective January 1, 2017. He joined the Bank in 1980, where he has been a director of the Bank since 1998, and a director of the Company since 2002. Mr. Mahon served as the Bank’s Senior Vice President and Comptroller, prior to being elevated to Executive Vice President and Chief Financial Officer of the Company and Bank in 1997. He has also served as Senior Executive Vice President and COO from February 2014 to January 2016, before being elevated to President. Mr. Mahon was elected to serve on the board of the Federal Home Loan Bank of New York beginning January 1, 2017. He also serves as a board member of Brooklyn Legal Services Corporation A, a nonprofit which provides legal services for low income families in Brooklyn, and of Southside United /Los Sures, a not-for-profit organization dedicated to maintaining and improving housing in the Williamsburg community for those of low and moderate income. Mr. Mahon is a member of the Financial Managers Society, the National Investor Relations Institute and the National Association of Corporate Directors. Prior to joining the bank in 1980, Mr. Mahon served in the financial area at two New York metropolitan area savings banks. He is a graduate of Saint Peter’s University, has an M.B.A. in finance from Rutgers University, and is a graduate of the National School of Savings Banking, Fairfield University. This experience and these qualifications led the Board to conclude that Mr. Mahon should serve as a Director of the Company.

Steven D. Cohn has served as a Director of the Company since its formation in 1995 and as a Trustee or Director of the Bank since 1994. Mr. Cohn is the managing partner in the law firm of Goldberg and Cohn LLP, in Brooklyn Heights, New York, and is both a past President of the Brooklyn Bar Association and a delegate to the New York State Bar Association. Mr. Cohn is also an adjunct professor at the Fashion Institute of Technology, teaching classes in business law and marketing research. This experience and these qualifications led the Board to conclude that Mr. Cohn should serve as a Director of the Company.

Robert C. Golden was elected to the Boards of Directors of both the Company and the Bank in March 2011. Prior to retirement, Mr. Golden served as EVP of Corporate Operations and Systems at Prudential Financial, Inc. (previously Prudential Insurance Company of America) from 1997 to 2010, where he managed operations, technology infrastructure and communications and administrative services for all of Prudential Financial, Inc.'s subsidiaries. From 1976 through 1997, Mr. Golden served in several capacities at Prudential Securities, Inc., formerly a wholly-owned subsidiary of Prudential Insurance Company of America until majority ownership was sold in 2003, ending his tenure at Prudential Securities as Chief Administrative Officer in charge of operations, technology, systems infrastructure, communications, human resources, administrative services and real estate. Prior to retirement, Mr. Golden was a licensed member of the Financial Industry Regulatory Authority as a General Securities Representative, including the specialties of Financial and Operations Principal and Uniform Securities Agent State Law Examination. Mr. Golden currently serves as a Manager at Mutual of America Capital Management Corp., a money management firm. This experience and these qualifications led the Board to conclude that Mr. Golden should serve as a Director of the Company.

Directors' Compensation

Director compensation is established by the Board, based upon the recommendations of the Compensation and HR Committee. The Compensation and HR Committee utilizes a nationally recognized compensation consulting firm and outside legal counsel to assist in performing its duties. The compensation consultant is instructed to analyze the Company’s performance and Outside Director pay levels. A peer group of public banks and thrifts is used for comparison of both pay level and corporate performance. The Compensation and HR Committee uses this analysis to assist it in understanding market practices and trends and to develop and evaluate the effectiveness of recommended compensation for its non-employee Directors (“Outside Directors”). The Committee also considers the input of executive management with respect to the compensation of its Outside Directors.

Cash Compensation. Fee arrangements in existence during the year ended December 31, 2017 are summarized as follows:

•	$55,500 annual retainer fee paid semi-annually in June and December 2017 to each Outside Director in compliance with the Company's Director Retainer Policy.

•	$1,000 for attendance at Committee meetings conducted on days when the full Board also met and $1,250 for attendance at Committee meetings conducted on days when the full Board did not meet.
•	$10,000 annual retainer fees paid in December to the Chairs of the Audit, Compensation and HR, and Risk Committees, provided such Chairs complied with the Company's Director Retainer Policy.
•	$10,000 annual retainer fee paid in December to the Lead Director.
•	$2,500 annual retainer fee paid in December to the Chair of the Corporate Governance and Nominating Committee.

2004 Stock Incentive Plan. The 2004 Stock Incentive Plan was initially adopted by the Company's Board of Directors and subsequently approved by its shareholders at their annual meeting held in 2004. Amendment Number One to the 2004 Stock Incentive Plan was adopted by the Company's Board of Directors in March 2008 and subsequently approved by its shareholders at their annual meeting held in 2008. The 2004 Stock Incentive Plan reached its ten year anniversary in May 2014, and future awards are no longer permitted thereunder. On April 30, 2013, a grant of restricted stock award of 9,811 shares was made to Mr. Devine when he was employed as an officer of the Company. 25% of these awards vested on May 1 in each of 2014, 2015, 2016 and 2017.

2013 Equity and Incentive Plan. The 2013 Equity and Incentive Plan was adopted by the Company’s Board of Directors and subsequently approved by the Company’s shareholders at their annual meeting held in 2013. The 2013 Equity and Incentive Plan provides the Company with the flexibility to make equity compensation available to Outside Directors, officers (including the CEO) and other employees of the Company or its subsidiaries, and to offer cash-based incentive compensation in a tax-efficient manner to officers (including the CEO) and employees. At December 31, 2016, 783,166 shares of Common Stock were eligible for award grants to Directors, officers and employees of the Company and its subsidiaries under the 2013 Equity and Incentive Plan. On April 30, 2014, a grant of restricted stock award of 7,669 was made to Mr. Devine when he was employed as an officer of the Bank. 25% of these awards vested on May 1, 2015, 2016, and 2017, respectively, with the remaining shares vesting on May 1, 2018. On April 30, 2015, a grant of restricted stock award of 7,852 was made to Mr. Devine when he was employed as an officer of the Company. 25% of these awards vested on May 1, 2016 and 2017, respectively, with the remaining shares vesting in equal annual installments on May 1, 2018, and 2019. On April 28, 2017 each of our then appointed Outside Directors, were each granted 2,570 restricted stock awards which fully vest on May 1, 2018. On September 28, 2017, Ms. Chen was granted 472 restricted stock awards which fully vest on May 1, 2018. See “2017 Outside Director Compensation” on the following page.

Director Stock Purchase Plan. In 2013, the Company established the Dime Community Bancshares, Inc. Director Stock Purchase Plan (the “DSPP”). The DSPP permits Outside Directors to receive, in the form of Common Stock, all or any portion of Board, Committee Chair or Lead Director retainers that are otherwise payable in cash. Any election must be made during a period when open market trading by the Outside Director is permitted, and can only be changed or revoked during a similar period. All elections and changes are subject to Compensation and HR Committee approval. Elections are limited to a specific calendar year, and, therefore, must be renewed and approved by the Compensation and HR Committee each year. Under the DSPP, cash compensation is converted into shares of Common Stock based on the closing price of the Common Stock on the Nasdaq Stock Market on the date on which the cash compensation would otherwise be paid. Messrs. Golden and Perry participated in the DSPP during the year ended December 31, 2017. See “2017 Outside Director Compensation” table on the following page.

Directors' Retirement Plan. The Company has adopted the Retirement Plan for Board Members of Dime Community Bancshares, Inc. (the “Directors' Retirement Plan”), which provides benefits to each eligible Outside Director commencing on termination of Board service at or after age 65. An eligible Outside Director retiring at or after age 65 will be paid an annual retirement benefit equal to the amount of the aggregate compensation for services as a Director (excluding stock compensation) paid to him or her for the 12-month period immediately prior to termination of Board service, multiplied by a fraction, the numerator of which is the number of years of service, up to a maximum of 10, as an Outside Director (including service as a Director or trustee of the Bank or any predecessor) and the denominator of which is 10. An individual who terminates Board service after having served as an Outside Director for 10 years may elect to begin collecting benefits under the Directors' Retirement Plan at or after attainment of age 55, however, the annual retirement benefits will be reduced pursuant to an early retirement reduction formula to reflect the commencement of benefit payments prior to age 65. An Outside Director may elect to have benefits distributed in any one of the following forms: (i) a single life annuity; (ii) a 50% or 100% joint and survivor annuity; or (iii) a single life annuity with a 5, 10, or 15 year guaranteed term. In the event that an Outside Director dies prior to the commencement of earned benefit payments under the Directors' Retirement Plan, a 50% survivor annuity will automatically be paid to his or her surviving spouse, unless the decedent has elected otherwise. This plan was frozen to new participation effective March 31, 2005. Mr. Bergamo was a participant in the plan until his death in 2017. Messrs. Cohn, and Curtin are our only active Outside Directors participating in the Directors’ Retirement Plan.

The following table sets forth information regarding compensation earned by each Outside Director during the year ended December 31, 2017(9):

2017 OUTSIDE DIRECTOR COMPENSATION(9)
Name	Fees Earned and Paid in Cash(3)	Fees Earned and Paid in Stock(4)	Stock Awards(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6)	All Other Compensation(7)(8)	Total
Anthony Bergamo(1)	$27,500	$—	$20,922	$—	$1,257	$49,679
Rosemarie Chen(2)	13,350	—	10,000	—	66	23,416
Steven D. Cohn	72,550	—	50,000	—	1,466	124,016
Patrick E. Curtin	67,400	—	50,000	—	1,466	118,866
Michael P. Devine	55,500	—	50,000	—	805,625	911,125
Robert C. Golden	20,650	55,500	50,000	—	1,466	127,616
Kathleen M. Nelson	82,650	—	50,000	—	1,466	134,116
Vincent F. Palagiano	55,500	—	50,000	—	1,501,079	1,606,579
Joseph J. Perry	70,750	10,000	50,000	—	1,466	132,216
Omer S. J. Williams	79,000	—	50,000	—	1,466	130,466
(1)	Mr. Bergamo passed away in September 2017.
(2)	Ms. Chen was elected as a Director effective September 2017.
(3)	Includes cash retainer payments and Lead Director and committee and/or chairperson fees earned during the year.
(4)	For Mr. Golden, amount represents an election under the DSPP to receive his semi-annual retainer in the form of Common Stock. The amount reflects the aggregate values of the Common Stock closing price on the grant dates, computed as 1,401 shares multiplied by a value of $19.35 per share on June 22, 2017, and 1,371 shares multiplied by a value of $21.10 per share on December 20, 2017. For Mr. Perry, amount represents an election under the DSPP to receive his 2017 Risk Committee Chair retainer in the form of Common Stock. The amount reflected is the value of the Common Stock closing price on the grant date, computed as 473 shares multiplied by a value of $21.10 per share on December 20, 2017.
(5)	The amounts reflect the grant date fair value of restricted stock awards granted to each Outside Director on April 28, 2017, other than Ms. Chen, calculated in accordance with FASB ASC Topic 718 based upon the Company’s stock price of $19.45 per share. The restricted stock awards fully vest on May 1, 2018. The amounts for Mr. Bergamo were adjusted to reflect forfeitures of awards upon his death. The amounts for Ms. Chen reflect the grant date fair value of restricted stock awards on September 28, 2017 in accordance with FASB ASC Topic 718 based upon the Company’s stock price of $21.15 per share. Additionally, Mr. Devine has 5,844 unvested shares of restricted stock awards from grants when he was still employed as an officer of the Company. See discussion of “2004 Stock Incentive Plan” and “2013 Equity and Incentive Plan” on page 9 for his vesting schedule.
(6)	Includes for each individual the increase (if any) for the year in the present value of the individual's accrued benefit (whether or not vested) under each tax-qualified actuarial or defined benefit plan calculated by comparing the present value of each individual's accrued benefit under each such plan in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 715 as of the plan's measurement date in such fiscal year to the present value of the individual's accrued benefit as of the plan's measurement date in the prior fiscal year. The Outside Directors do not participate in any plan under which they can earn nonqualified deferred compensation.
(7)	With the exception of Mr. Devine and Ms. Chen, amount represents dividends paid on unvested restricted stock awards that were granted on April 29, 2016 and April 28, 2017. Mr. Devine’s amount also includes dividends paid on unvested restricted stock awards that were granted on April 30, 2013, April 30, 2014 and April 30, 2015 when he was still employed as an officer of the Company. Ms. Chen’s amount represents dividends paid on unvested restricted stock awards that were granted on September 28, 2017.
(8)	Amounts for Mr. Devine includes $800,000 in consulting fees paid during fiscal 2017 pursuant to the Company’s three-year consulting agreement, effective as of January 1, 2016. Amounts for Mr. Palagiano includes $1,500,000 in consulting fees paid during fiscal 2017 pursuant to the Company’s three-year consulting agreement, effective as of January 1, 2017. During the year ended December 31, 2017, the consulting services were fully satisfied and the remaining amounts were paid in full.
(9)	Mr. Stein has been excluded from this table as he was elected as a Director in December 2017 and did not receive any compensation for 2017.

MEETINGS AND COMMITTEES OF THE COMPANY’S BOARD OF DIRECTORS

Board Leadership Structure

Commencing January 1, 2017, the Company and Bank separated the roles of Chairman and CEO, with Mr. Palagiano serving as Chairman of the Board and Mr. Mahon serving as CEO. In addition, the independent members of the Board annually elect an independent Lead Director. Kathleen M. Nelson was the Lead Director in 2017. Among other functions, the Lead Director presides at executive sessions of the outside and independent Directors and serves as a liaison between the Chairman of the Board and the independent Directors.

In the ordinary course of business, the Company faces various strategic, operating, compliance, reputational, technological and financial risks. Management is responsible for the day-to-day management of risk, while the Board, as a whole and through its standing Committees, is responsible for the oversight of risk management. In its risk oversight role, the Board has the responsibility of satisfying itself that the risk management processes designed and implemented by management are adequate and functioning as designed. To help accomplish this objective, the Board has established a Risk Committee. The purpose of this committee, which meets on a quarterly basis, is to assist the Board with respect to oversight of the Company’s risk: identification; measurement; control processes; and ongoing monitoring. Senior management also attends and presents reports at all Board meetings. The Chief Risk Officer attends all meetings of the Audit and Risk Committees of the Board, and presents risk management activity updates to the Risk Committee quarterly and to the Board monthly.

The full Board of Directors meets ten times annually and may have additional special meetings upon the request of the Chairman of the Board, President or at least 60% (but not less than five) of the Directors then in office. The Company's full Board of Directors met ten times during the year ended December 31, 2017. During 2017, no incumbent Directors attended fewer than 75% of the aggregate of: (1) the total number of Board meetings conducted during the period for which she or he was a Director, and (ii) the total number of meetings conducted by all committees of the Board on which she or he served during the periods that she or he served.

Committees

The Company's Board of Directors has established the following committees:

The Executive Committee consisted of Messrs. Palagiano (Chair), Mahon, and Golden, and Ms. Nelson, and until his death in September 2017, Mr. Bergamo. Effective January 1, 2018, Messrs. Devine and Williams replaced Messrs. Bergamo and Golden. The purpose of the Executive Committee is to exercise all the powers of the Board in the management of the business and affairs of the Company in the intervals between the meetings of the Board. The Executive Committee meets at the call of the Chairman, President or a majority of the members of the Executive Committee. The Executive Committee met once during the year ended December 31, 2017.

The Compensation and Human Resources (“HR”) Committee consisted of three independent Directors in 2017: Messrs. Williams (Chair), and Bergamo, until his death in September 2017, and Ms. Nelson. In September 2017, Ms. Chen replaced Mr. Bergamo. The Compensation and HR Committee recommends the compensation of the CEO to the Board for approval, approves the compensation of executive management, oversees administration of the process for determining the compensation and benefits of officers and employees of the Bank, recommends Director compensation to the Board and assists the Board in its oversight of the human resources activities of the Company and its subsidiaries.

The Compensation and HR Committee utilizes a nationally recognized compensation consulting firm, and outside legal counsel, to assist in performing its duties. The compensation consulting firm is instructed to analyze the Company’s performance and executive pay levels. A peer group of public banks and thrifts is used for comparison of both pay level and corporate performance. The Compensation and HR Committee uses this analysis to assist it in understanding market practices and trends and to develop and evaluate the effectiveness of recommended pay-for-performance compensation strategies. The consultant is additionally instructed to analyze and opine upon the risks associated with the Bank’s incentive compensation plans. The Compensation and HR Committee relies on legal counsel to advise on its obligations and rights under applicable corporate, securities and employment laws, to assist in interpreting the Company’s obligations under compensation plans and agreements, and to draft plans and agreements to document business decisions. The Compensation and HR Committee considers the expectations of executive management with respect to their own compensation, and their recommendations with respect to the compensation of Directors and more junior executive officers.

The Compensation and HR Committee may delegate such of its powers and responsibilities as it deems appropriate to subcommittees of its membership or officers of the Company. The Compensation and HR Committee operates pursuant to a charter, which is available on the Company's website at www.dime.com, by clicking “Investor Relations,” then in the “Investor Menu,” select the drop down arrow next to “Corporate Overview,” and then select “Governance Documents.” The Compensation and HR Committee's charter requires that it meet annually and as requested by the Chairman of the Board of Directors. The Compensation and HR Committee met four times during the year ended December 31, 2017.

The Corporate Governance and Nominating Committee consisted of Messrs. Williams (Chair) and Bergamo, until his death in September 2017, and Ms. Nelson during 2017. In September 2017, Mr. Cohn replaced Mr. Bergamo. Effective January 1, 2018, Ms. Chen was added to the Corporate Governance and Nominating Committee. All Corporate Governance and Nominating Committee members are considered independent as defined in Rule 5605(a)(2).

The Corporate Governance and Nominating Committee identifies and selects nominees for all Directorships, recommends committee memberships to the Board, establishes criteria for the selection of new Directors to serve on the Board, develops and recommends to the Board corporate governance principles applicable to the Company, and otherwise assumes a leadership role in the corporate governance of the Company.

The Corporate Governance and Nominating Committee met four times during 2017. In addition, the Corporate Governance and Nominating Committee met on February 22, 2018 to, among other matters, select the nominees for election as Directors at the Annual Meeting. In accordance with the Company's Bylaws, provided the Corporate Governance and Nominating Committee makes such nominations, no nominations for election as Director except those made by the Corporate Governance and Nominating Committee shall be voted upon at the Annual Meeting unless properly made by a shareholder in accordance with the procedures set forth under “2018 Annual Meeting Stockholder Proposals” in the proxy statement for the annual meeting held in May 2018.

The Corporate Governance and Nominating Committee operates pursuant to a charter. A current copy of the charter is available on the Company's website, at www.dime.com by clicking “Investor Relations,” then in the “Investor Menu” select the drop down arrow next to “Corporate Overview,” and then select “Governance Documents”.

The Risk Committee consisted of Messrs. Perry (Chair) and Golden, and Ms. Nelson during 2017. Effective January 1, 2018, Mr. Curtin was added to the Committee. The Risk Committee assists the Board with respect to oversight of the Company’s risk: identification; measurement; control processes; and ongoing monitoring. The Risk Committee operates pursuant to a written charter. A current copy of the charter may be viewed on the Company's website at www.dime.com by clicking “Investor Relations,” then in the “Investor Menu,” select the drop down arrow next to “Corporate Overview” and then select “Governance Documents.” The Risk Committee charter requires that it meet at least four times annually or more frequently as circumstances dictate. The Risk Committee met four times during the year ended December 31, 2017.

The Audit Committee consisted of Mr. Bergamo (Chair), until his death in September 2017, and Messrs. Golden and Perry in 2017. In September 2017, Mr. Golden was appointed the Chair, and Mr. Cohn was added to the Audit Committee. Effective January 1, 2018, Mr. Stein joined the Audit Committee. During their respective terms, each member of the Audit Committee was deemed to be independent as defined in Rule 5605(a)(2) and satisfied the independence criteria set forth in Rule 10A-3(b)(1) of the Exchange Act. The Board of Directors has determined that Mr. Bergamo, during his tenure, and Messrs. Perry, and Stein qualify as Audit Committee financial experts as defined in Item 407(d)(5) of SEC Regulation S-K. The Audit Committee is appointed by the Board of Directors of the Company to assist the Board in: (1) monitoring the integrity of the financial statements of the Company, (2) monitoring Company compliance with legal and regulatory requirements and internal controls, (3) monitoring the independence and performance of the Company’s internal and independent auditors, and (4) maintaining an open means of communication among the independent auditor, senior management, the internal auditors, and the Board. The Audit Committee operates pursuant to a written charter. A current copy of the charter may be viewed on the Company's website at www.dime.com by clicking “Investor Relations,” then in the “Investor Menu,” select the drop down arrow next to “Corporate Overview” and then select “Governance Documents.” The Audit Committee charter requires that the Audit Committee must meet at least four times annually or more frequently as circumstances dictate. The Audit Committee met five times during the year ended December 31, 2017.

Report of Audit Committee

The following Report of the Company's Audit Committee is provided in accordance with the rules and regulations of the SEC.

Under rules promulgated by the SEC, the Company is required to provide certain information regarding the activities of its Audit Committee. In fulfillment of this requirement, the Audit Committee, at the discretion of the Board, has prepared the following report for inclusion in the Proxy Statement:

1.	The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2017 with management;
2.	The Audit Committee has discussed with the independent auditors the matters required to be discussed by PCAOB Auditing Standard No. 1301, Communications with Audit Committees;
3.	The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communication with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant's independence; and
4.	Based on the review and discussions referred to in paragraphs 1 through 3 above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

AUDIT COMMITTEE OF DIME COMMUNITY BANCSHARES, INC.

Robert C. Golden, Chair
Joseph J. Perry
Steven D. Cohn
Kevin Stein

EXECUTIVE OFFICERS

The following individuals are executive officers of the Company and/or the Bank, holding the offices set forth opposite their names as of the Record Date:

Name	Position Held(1)
Kenneth J. Mahon	President and CEO
Stuart H. Lubow	Senior Executive Vice President (“SEVP”) and Chief Banking Officer(2)
Roberto S. Volino	Senior Executive Vice President and Chief Operating Officer
Angela K. Finlay	EVP and Chief Human Resources Officer(3)
Conrad J. Gunther	EVP – Business Banking
Timothy K. Lenhoff	EVP and Chief Technology Officer
Michael A. Perez	EVP and Chief Retail Officer(4)
Christopher J. Porzelt	EVP and Chief Risk Officer(5)
James L. Rizzo	SVP and Comptroller(6)
Patricia M. Schaubeck	EVP and General Counsel(7)
(1)	Individuals excluded from this table: Mr. Pucella, who served as Principal Financial Officer of the Company and Bank until his retirement effective July 31, 2017, and Mr. King, who served as CRO until his retirement on December 31, 2017.
(2)	Prior to February 2018, Mr. Lubow served as SEVP – Business Banking.
(3)	Prior to February 2018, Ms. Finlay served as SVP and Director of Human Resources.
(4)	Prior to February 2018, Mr. Perez served as SVP and Director of Retail Banking.
(5)	Prior to January 1, 2017, Mr. Porzelt served as EVP and was appointed the Chief Risk Officer upon the retirement of Mr. King.
(6)	Mr. Rizzo currently serves as Principal Financial Officer of the Company and Bank.
(7)	Ms. Schaubeck joined the Company in March 2018.

The executive officers are elected annually and hold office until their respective successors have been elected and qualified, or until death, resignation or removal by the Board of Directors.

Biographical information of the executive officers who are not Directors of the Company or Bank is set forth below.

Stuart H. Lubow, age 60, joined the Bank in 2017 as SEVP – Business Banking, and has been a banking executive for over 37 years. In February 2018 he was promoted to SEVP and Chief Banking Officer where he has enterprise-wide role and joint responsibility for bank management and profitability. From its inception in 2005 until its sale to Bridgehampton National Bank in June 2015, Mr. Lubow was a founder, Chairman, President, and CEO of Community National Bank. Prior to that, he was founder, President, and CEO of Community State Bank, EVP and COO of Garden State Bank, and Chief Operating Officer at Dry Dock Bank. Prior to Dry Dock Bank, Mr. Lubow held senior positions at Peoples Bank N.A., First Fidelity Bank, and Chase Manhattan Bank, N.A.

Roberto S. Volino, age 47, has been with the Bank since 1999, and has over 23 years of experience with banking or related financial institutions. Mr. Volino began his career with the Bank as a securities portfolio analyst, and received several promotions prior to being named Vice President and Treasurer of the Bank in 2007. He was subsequently promoted to First Vice President and Treasurer of the Bank in 2009, to EVP and Chief Investment Officer of the Bank in 2014 and the Holding Company in 2015, and to his current title of SEVP and COO of the Bank and the Holding Company in 2017. Mr. Volino currently oversees various areas and functions of both the Bank and Holding Company, including corporate operations, retail banking, loan servicing, liquidity and capital planning, treasury and investments, strategic analytics and data management, information technology, and human resources.

Angela K. Finlay, age 39, joined the Bank in October 2016 as SVP and Director of Human Resources of the Bank, and has over 20 years of experience leading Human Resources functions in small to Fortune Global 150 companies. In February 2018 she was promoted to EVP and Chief Human Resources Officer where she is responsible for the strategy and execution of the talent initiatives of the Bank. Prior to joining Dime, Angela was the Director of Human Resource (Global Talent Management Group) for Mitsui & Co. (U.S.A.), Inc. where she was responsible for the strategy and execution of HR and Talent Management activities for the Americas region (North and South America). Prior to Mitsui, Angela spent almost 10 years in the public accounting and consulting industry leading Human Resources functions, including an HR consulting business. In addition, she also spent time as an Adjunct Professor at Fairleigh Dickinson University teaching Human Resources courses. She currently holds various HR certifications, including SHRM-SCP, SPHR and CCP.

Conrad J. Gunther, age 72, joined the Bank in 2016 as EVP – Business Banking and has been a banking executive for over 40 years. He also currently serves as a Director for CVD Equipment Corp. Most recently, Mr. Gunther served as EVP and Chief Lending Officer (“CLO”) of First Central Savings Bank, a community bank with $525 million in assets. Previous to First Central Savings Bank, Mr. Gunther was First EVP and CLO of Community National Bank. Prior to that, he was founder and President of E-Bill Solutions, Inc., a sales and marketing organization for credit card processing and prior to E-Bill, held senior positions at The Allied Group, North Fork Bancorp, and European American Bank, as well as served as a Director and consultant for Reliance Bancorp.

Timothy K. Lenhoff, age 61, joined the Bank in October 2014, as EVP and Chief Technology Officer. Prior to joining the Bank, Mr. Lenhoff served as Senior Vice President and Chief Technology Officer of Columbia Bank from 2007 to 2014. During a 23 year career with BISYS and Open Solutions from 1983 to 2007, he held a variety of senior management roles where he directed client service, product management, training and implementation activities supporting banking institutions across the United States. Mr. Lenhoff has over 33 years of experience in the banking and technology industry. Mr. Lenhoff currently oversees the management, planning, implementation, and infrastructure and network security protocol for all information technology utilized by the Bank.

Michael A. Perez, age 50, joined the Bank in September 2016 as SVP and Director of Retail Banking. He was promoted to EVP and Chief Retail Officer in February 2018. In this role, he manages the operation, strategic direction, and leadership of the Bank’s retail banking division. Mr. Perez currently oversees initiatives on overall customer experience and business needs of retail banking clients. Prior to joining Dime, he was a Managing Director at Citibank where he was responsible for building and leading Citibank’s banking strategy in the U.S., and has over 29 years of banking experience. He serves on the Board of Trustees of St. John’s Preparatory High School and is the former Co-Chair of the New York City March of Dimes Executive Committee. He has served as the Chair for the March of Babies Walk and volunteers for the Leukemia & Lymphoma Society.

Christopher Porzelt, age 51, joined the Bank in November 2017 and was appointed Executive Vice President and Chief Risk Officer of the Bank. Mr. Porzelt has over 25 years of audit and financial services experience and joins the bank from EisnerAmper LLP, where he was Managing Director of the Consulting Services Group. In this role, Mr. Porzelt engaged with financial services companies to protect value and enhance outcomes and performance through practical and cost-effective solutions, including the coordination and utilization of people, processes and technology, as well as the translation of complex challenges and regulatory requirements into sound strategies. Prior to this, he was Managing Director and Global Head of American International Group’s Property Casualty Global Financial Controls Unit. Previously, Mr. Porzelt was an Audit Partner in the Financial Services Practice at both Deloitte and Arthur Andersen where he led audit and consulting engagements for a broad group of companies, ranging in size from de novos to Fortune 100 companies.

James L. Rizzo, age 55, joined the Bank in 1986 in the Accounting department, and has over 36 years of banking experience. In August 2017, Mr. Rizzo was named the Company’s principal financial officer. Mr. Rizzo has held various positions in the Accounting department prior to being promoted to Vice President and Comptroller of the Company and the Bank in 1999, and Senior Vice President in 2011. He is responsible for financial reporting, budgeting, and tax administration. Prior to joining the Company, Mr. Rizzo worked at various New York City Banks.

Patricia M. Schaubeck, age 57, an attorney admitted to practice law in New York and New Jersey, joined the Company and the Bank in March 2018 as EVP and General Counsel, serving as the chief legal officer to the Company and the Bank. Prior to joining the Company, Ms. Schaubeck served as General Counsel to Sun Bancorp and to its wholly-owned subsidiary, Sun National Bank, in New Jersey from September 2014 to January 2018. Previously, Ms. Schaubeck served as General Counsel to Suffolk Bancorp and its wholly-owned subsidiary, Suffolk County National Bank, in New York from June 2012 through August 2014, and, prior thereto, she served as General Counsel to State Bancorp, Inc. and its wholly-owned subsidiary, State Bank of Long Island, in New York, from June 2007 through January 2012. Previously, Ms. Schaubeck was associated with various New York City and Long Island, New York law firms where she represented financial institutions and real estate clients.

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis (the “CD&A”) describes our executive compensation program and explains how the Compensation and HR Committee made its compensation decisions for our named executive officers (also referred to in this CD&A as “NEOs”) listed below for fiscal year 2017.

Name	Title
Kenneth J. Mahon	President and CEO
Stuart H. Lubow	Senior Executive Vice President – Business Banking
Robert S. Volino	Senior Executive Vice President and Chief Operating Officer
James L. Rizzo	Senior Vice President and Comptroller (Principal Financial Officer)(1)
Timothy B. King	Former Executive Vice President and Chief Risk Officer(2)
Michael Pucella	Executive Vice President and CAO (Principal Financial Officer)(1)
(1)	Mr. Rizzo was appointed as the Principal Financial Officer effective August 1, 2017, following Mr. Pucella’s retirement.
(2)	Mr. King retired effective December 31, 2017.
(3)	Mr. Pucella retired effective July 31, 2017.

Executive Summary

2017 was a year of many executive team changes. Effective January 1, 2017, Kenneth Mahon was promoted to Chief Executive Officer and Robert Volino assumed the role of Chief Operating Officer. As Chief Executive Officer, Mr. Mahon executes the Company’s key strategic initiative to migrate Dime from a traditional thrift mono-line multifamily banking model, to a diverse community commercial bank model, a model which industry metrics historically show to be a more profitable bank model, typically drawing a higher level of core deposits from total banking relationships, as well as producing commercial bank fee income. Another major endeavor currently underway is the bank’s migration to a new core computer platform, enabling the introduction of more commercial bank products and services.

The promotion of Mr. Volino, an 18-year veteran of Dime, to the Company’s senior executive management team enhances our capacity to implement key operational elements through the leadership of a successful and seasoned banker.

Also, in January 2017, Mr. Mahon recruited Stuart Lubow as Senior Executive Vice President – Chief Banking Officer. Mr. Lubow recruited a team of bankers, accelerating Dime’s transformation to a commercial bank model with the addition of many new clients, equivalent to an “acquisition without a balance sheet.” Recent consolidation in the New York bank market led to the hiring of a number of experienced executives in other key areas of the bank, including newly-formed Residential Lending and SBA Lending departments, Retail Banking, Credit Administration, Information Security, Legal, Corporate Finance and Development, Risk Management, and Human Resources. Several new business development teams were also hired throughout the year, as the bank rapidly pivoted from a broker-driven loan model to a relationship management model.

Along with the many new hires in 2017, two long tenured Dime executives, Michael Pucella and Timothy King, retired from our executive team. James Rizzo was appointed as the Company’s new principal financial officer effective August 1, 2017. The Company also added two new directors, Ms. Rosemarie Chen, Human Capital Financial Services Leader at Willis Towers Watson, and Mr. Kevin Stein, a former investment banker with Barclays, and currently CEO of Resolution ANALYTICA, a buyer of commercial judgements.

2017 Financial Performance/Strategic Highlights

•	The year ended December 31, 2017 continued to be a solid performing year, with net income of $51.9 million, ROAA of 0.84%, and ROAE of 8.94%, which included $10.5 million gain from the sale of the Havemeyer property;
•	Reported book value per share and tangible book value per share grew to $16.00 and $14.51, respectively, at December 31, 2017;
•	Successful launch of the Business Banking division, with commercial and industrial loan balances of $137 million and direct-sourced commercial real estate (“CRE”) loan balances of $98.6 million at year-end;

•	Consolidated Company CRE concentration ratio declined to approximately 778% at year-end 2017, versus 903% at year-end 2016; and
•	Continued expense discipline, with operating expenses to average assets (adjusted for non-recurring expenses) remaining well-controlled on a year-over-year basis.

2017 Key Compensation Decisions

In light of the management changes and the important achievements in 2017, the Compensation and HR Committee set the total compensation packages for Messrs. Mahon, Lubow, Volino and Rizzo in line with their increased responsibilities and new roles at Dime.

•	Mr. Mahon’s base salary was increased to $825,000 to reflect his promotion to Chief Executive Officer.
•	Mr. Lubow was hired in January 2017 as Senior Executive Vice President – Business Banking and the Company and the Bank entered into a two-year employment agreement with Mr. Lubow which provides for an initial base salary of $450,000, incentive compensation opportunities under our 2017 AIP, a restricted stock award of 10,975 shares of Company common stock (in lieu of participation in the 2017 LTI) and severance benefits in the event of termination following a change in control or termination by the Company for reasons other than Cause (as defined in the agreement).
•	Mr. Volino’s base salary was increased to $420,000 to reflect his promotion and expanded responsibilities he assumed as Chief Operating Officer.
•	Mr. Rizzo’s base salary was increased to $250,430 to reflect his appointment as Principal Financial Officer.
•	The Company continued to grant performance equity awards under the Company’s LTI based on reported ROAA percentile and ROAE percentile, with a potential negative modifier for Total Shareholder Return.
•	2017 AIP payouts were made at 70.3% of corporate targets for all NEOs, and 100% of individual target for Messrs. Lubow and King, and 150% of target for Mr. Volino. Mr. Mahon did not have an individual target. Mr. Pucella received a pro-rated payout reflecting his retirement.

Governance Summary

The Compensation and HR Committee, with the assistance of our independent compensation consultant, routinely reviews our compensation practices to remain market competitive and to ensure that these practices are aligned with our compensation philosophy and objectives, regulatory requirements and evolving best practices. To further these objectives we:

•	Focus a majority of pay based on achievement of predefined performance objectives;
•	Maintain a recoupment policy for all incentive compensation paid to our NEOs in the event of a financial restatement;
•	Have stock ownership guidelines which set forth minimum stock ownership requirements for our NEOs;
•	Conduct risk assessments of our incentive compensation programs;
•	Maintain anti-hedging and pledging policies;
•	Pay long-term incentives in Company stock to align NEO incentive compensation with shareholder interests; and
•	Include double triggers on potential change in control severance payments.

Say on Pay Results

At the Company’s 2017 annual shareholder’s meeting, we received strong support for our executive compensation programs with 96.5% of the votes by shareholders were cast in favor of a non-binding resolution to approve NEO compensation. The Compensation and HR Committee regarded the results of this vote as supportive of its approach to NEO compensation and, therefore, did not change its overall executive compensation policies or programs as a consequence of the shareholder vote. The Company continues to seek annual shareholder feedback on our compensation programs and encourages shareholder feedback.

Our Compensation Philosophy

The goals of the executive compensation program are to enable the Company to attract, develop and retain an executive team capable of maximizing the Company’s performance for the benefit of its shareholders. The Company’s executive compensation philosophy is, consistent with prudent banking business practices, to provide competitive target compensation opportunities with actual amounts earned commensurate with its financial performance and the generation of long-term value for shareholders through dividends and stock price appreciation. To accomplish these goals, the Company sets a base salary to provide a reasonable level of predictable base income and near- and long-term performance-based compensation to provide the NEOs with clear opportunities to increase the value of their compensation by positive contribution to stockholder interests. Pay opportunities are targeted at market median with the ability to increase or decrease pay based on our performance. The pay elements are intended to balance an appropriate mix of risk and return. Annual incentive awards are designed to provide incentives to encourage efforts to attain near-term goals which do not encourage excessive risk taking. Long-term performance-based incentive and time-vested restricted stock awards are structured to align the executive’s interests with those of the Company’s shareholders and serve to retain executives over the long term.

Pay Mix

Our compensation program consists of three primary components: (i) base salary, (ii) cash-based, annual incentive awards (“AIP”), and (iii) equity-based, long-term incentive awards (“LTI”). We also offer certain retirement and other benefits, and have entered into employment agreements with Messrs. Mahon and Lubow, and change in control agreements with Messrs. Volino and Rizzo. The target pay mix for the CEO and average NEO for 2017 is illustrated in the following charts:

Elements of Our Executive Compensation Program and 2017 NEO Compensation Discussion

Components of our NEO Compensation Program

•	Base salary;
•	Annual cash incentives;
•	Long-term equity incentives;
•	Employment and Change in Control Agreements; and
•	Retirement benefits and limited perquisites.

Base Salary

The Company seeks to pay competitive base salaries that provide a reasonable level of recurring income to reflect each executive’s role. Executive base salary levels are generally reviewed on an annual basis in comparison to market benchmarking and adjusted as appropriate, with no guarantee of annual increases. Base salaries are targeted at market median with the ability to reflect performance, experience, contribution and unique roles. The Company desires to compensate executives fairly while being sensitive to managing fixed costs.

For 2017 NEO base salaries, the Compensation and HR Committee considered prevailing market conditions, individual contributions, Company performance, and the input of a competitive compensation review conducted by a nationally recognized compensation consulting firm. The salary increases for Messrs. Mahon, Volino and Rizzo reflect the increased responsibilities the executives assumed in 2017 in connection with their roles at the Company and market data provided by our independent compensation consultant.

Name	2016 Salary	2017 Salary	% Increase
Kenneth J. Mahon(1)	$550,000	$825,000	50.0%
Stuart H. Lubow	N/A	450,000	N/A
Robert S. Volino(2)	320,000	420,000	31.3%
James L. Rizzo(3)	220,430	250,430	13.6%
Timothy B. King	342,000	352,260	3.0%
Michael Pucella	330,000	339,900	3.0%
(1)	Mr. Mahon’s salary increase reflects his promotion to CEO effective January 1, 2017.
(2)	Mr. Volino’s salary increase reflects his promotion to COO effective January 1, 2017
(3)	Mr. Rizzo’s salary was increased in August 2017 to reflect his expanded role as Principal Financial Officer.

2017 Annual Incentive Plan (“AIP”)

Our 2017 Annual Incentive Plan, also referred to as our AIP, is a short-term incentive plan administered under our 2013 Equity and Incentive Plan to provide our NEOs with the opportunity to earn an annual cash payment based on the achievement of specific corporate, strategic, and individual performance measures. The degree of achievement under the plan is calculated based on pre-determined, formulaic performance measures, and in consideration of individual performance consideration approved by our Compensation and HR Committee. We designed our 2017 AIP to encourage teamwork and collaboration while recognizing the unique roles/contributions each executive has in driving our strategic plan and business performance.

The following table sets forth the award opportunities for each of our NEOs under the 2017 AIP(1).

Name and Principal Positions	Salary	Threshold Payout ($) and % of Salary	Target Payout ($) and % of Salary	Stretch (0r Max) Payout ($) and % of Salary
Kenneth J. Mahon	$825,000	$268,125	$536,250	$804,375
President and CEO		32.5%	65.0%	97.5%

Stuart H. Lubow	450,000	$101,250	$202,500	$303,750
EVP – Business Banking		22.5%	45.0%	67.5%

Robert S. Volino(2)	420,000	$94,500	$189,000	$283,500
EVP and COO		22.5%	45.0%	67.5%

Timothy B. King	352,260	$68,691	$137,381	$206,072
EVP and CRO		19.5%	39.0%	58.5%

Michael Pucella	339,900	$66,281	$132,561	$198,842
EVP and CAO		19.5%	39.0%	58.5%
(1)	Mr. Rizzo was not a participant in the 2017 AIP.
(2)	The Compensation and HR Committee adjusted Mr. Volino’s 2017 AIP payment to reflect the increased responsibilities that resulted from the management restructuring in 2017.

Target dollars noted in the above chart represent the payout level for performance at 100%. Threshold performance results in a payout of 50% of target and a superior performance results in a payout of 150% of target. Performance below threshold results in no payout under the AIP.

The performance goals were established by the Compensation and HR Committee in early in 2017 to assist the Company in meeting its growth and profitability objectives for the year, which were rooted in the formal capital plan reviewed and approved by the Board of Directors (the “Capital Plan’). The three significant corporate financial measures (“Corporate Measures”) were: Reported Pre-Tax Earnings (50%), High Quality Deposits (25%) and Non-Interest Expense to Average Assets (25%). The Compensation and HR Committee also reserves the ability to consider other qualitative measures of performance and to adjust corporate earnings to reflect extraordinary or one-time events in considering the payout for the Corporate component of the AIP.

The Corporate Measures and weighting for the participating NEOs were as follows:

Name and Principal Positions(2)	Corporate Goals	Individual/Strategic Goals
Kenneth J. Mahon – President and CEO	100%	0%
Stuart H. Lubow – EVP – Business Banking	50%	50%
Robert S. Volino – EVP and COO	75%	25%
Timothy B. King – EVP and CRO	75%	25%
Michael Pucella – EVP, CAO, and former Principal Financial Officer	75%	25%

For all of our named executive officers who participated in the 2017 AIP, except Mr. Mahon, the performance criteria used for the 2017 AIP includes individual/strategic goals. For Mr. Lubow, who has departmental responsibility for Business Banking, the 2017 AIP award was based 50% on the Corporate Goals described above and 50% on individual/strategic goals. In connection with the Compensation and HR Committee’s review of Mr. Lubow’s 2017 performance, the committee recognized that the quantifiable goals established for Mr. Lubow in his role as the head of Business Banking did not consider the enterprise capacity of the Company to assist Mr. Lubow in achieving the goals. Further, Mr. Lubow’s 2017 AIP individual/strategic goals did not recognize Mr. Lubow’s extensive contribution to building the Company’s diverse commercial bank model and his role in investor relations. Weighing the 2017 AIP established individual and corporate goals, as well as qualitative factors relating to the increased responsibilities of Mr. Lubow in 2017, the Committee awarded Mr. Lubow 100% of his individual/strategic performance target under the 2017 AIP.

The 2017 AIP award for Mr. Volino, Chief Operating Officer of the Company, was based 75% on Corporate Goals and 25% of individual/strategic goals. In addition to fulfilling his responsibilities as Chief Operating Officer in an exemplary fashion, Mr. Volino assumed added responsibilities in 2017, as a result of the Company’s management restructuring. Mr. Volino devoted significant time to assimilating new officers in the Human Resources, Enterprise Risk Management, Corporate Development and Technology departments into the Company. Mr. Volino also played a key role implementing and supporting the infrastructure for the Business Banking and Commercial Lending teams. In recognition of his outstanding individual efforts in 2017, the Compensation and HR Committee awarded Mr. Volino 150% of his individual/strategic performance target under the 2017 AIP.

Messrs. King and Pucella each satisfied 100% of their 2017 AIP stated individual/strategic goals, however, Mr. Pucella’s award was pro-rated for his retirement in July 2017.

Results of the Corporate Measures relative to the pre-established objectives were used to determine payout levels. The results of the AIP goals for 2017 were as follows:

Corporate Measures(1)	Weight	Threshold	Target	Stretch	Result	Result as an Interpolated Percentage of the Target	Weighted Result
Pre-tax Earnings	50%	$63,645	$779,556	$95,467	$78,326	96.1%	48.1%
High Quality Deposits (2)	25%	$677,509	$846,886	$1,016,263	$667,618	0.0%	0.0%
Non-interest expense to average assets	25%	1.57%	1.31%	1.05%	1.37%	88.9%	22.2%
TOTAL							70.3%
(1)	Please refer to the Appendix within this Proxy for a discussion of the definition and computation of the key measures.
(2)	High quality deposits represent Consumer Checking, Branch Business, CRE, and Business Banking accounts.

To balance incentives to achieve financial results against the need to discourage excessive risk-taking, the Compensation and HR Committee also considered Company performance on supplemental measures, including efficiency ratio, non-performing assets (in dollars and as a percentage of average total assets), net charge-offs (in dollars and as a percentage of average loans) and capital ratios, relative to historical and peer results.

Based upon the overall financial results, consideration of individual performance of the NEO’s individual goals, and the supplemental risk-based performance, the Compensation and HR Committee approved the annual incentive payouts in the table below.

Name	Target	Corporate Performance Achieved (70.3% of target)	Individual Performance (% of Target and $)	Total 2017 AIP Payment	Total Payment as a % of Target
Kenneth J. Mahon	$536,250	$376,984	N/A	$376,984	70.3%
Stuart H. Lubow	202,500	71,179	$101,250 (100%)	172,429	85.2%
Robert S. Volino	189,000	99,650	70,875 (150%)	170,525	90.2%
Timothy B. King	137,381	72,434	34,566 (100%)	107,000	77.9%
Michael Pucella (1)	132,561	40,771	19,229 (58%)	60,000	45.3%
Total for NEOs	1,197,692	$661,018	$225,805	$886,938
(1)	Annual incentives for Mr. Pucella were calculated on a pro-rated basis to reflect his retirement in July 2017.

2017 Long Term (Equity) Incentive (“LTI”) Program

The foundation of our compensation philosophy is pay for performance, therefore we have designed a Long Term Incentive Program, also referred to as our LTI, with performance metrics that are key to our long-term financial stability and growth and hold our executives accountable for delivering on our Capital Plan and resulting shareholder value. Messrs. Rizzo and Lubow did not participate in the 2017 LTIP due to their promotion and hiring, respectively, in 2017. However, in connection with his offer of employment in January 2017, Mr. Lubow received a restricted stock award of 10,975 shares of Company common stock. We believe our 2017 LTI is an effective means of creating a link between the interests of our shareholders, our financial performance and retaining executive management.

Below are the target LTI opportunities for the four NEOs participating in the 2017 Program.

Name	Target
Kenneth J. Mahon, President and CEO	80%
Robert S. Volino, Senior EVP and COO	50%
Timothy B. King, EVP and CRO	39%
Michael Pucella, EVP and COA	39%

In 2017, Dime eliminated the performance-based cash form of the long-term incentive resulting in full equity-based long-term incentives of both performance share awards and time-vested restricted stock awards. The 2017 LTI provided 60% as performance share awards (“PSA”). The PSAs are (based on 3-year (January 1, 2017 – December 31, 2019) reported Return on Average Assets (ROAA) percentile and reported Return on Average Equity (ROAE) percentile compared to a broad bank Industry Index with an additional negative modifier if our Total Shareholder Return (TSR) does not exceed the 30th percentile. The remaining 40% of the LTI was in the form of time-vested restricted stock award (“RSA”) with 4 year incremental vesting. The LTI is administered under the Company’s 2013 Equity and Incentive Plan.

The following table sets forth the performance goals for the PSAs. Once a defined threshold level of performance is achieved, payouts can vary from 50% of the target for a baseline level of acceptable performance to a maximum payout of 150% of the target, which is paid only for exceptional performance. Payouts will be interpolated between these points.

Measure	Weight	Threshold	Target	Stretch
3-year Relative Reported Average Return on Average Assets (“ROAA”)	50%	30th percentile	50th percentile	75th percentile
3-year Relative Reported Average Return on Average Equity (“ROAE”)	50%	30th percentile	50th percentile	75th percentile
Payout Range (% of Target)	100%	50%	100%	150%
3-Year Relative TSR Negative Adjustment (-20%)	—	If TSR Relative to the Industry Index is lower than the 30th percentile, the payout will be adjusted negatively by 20%

The following table sets forth the 2017 LTI opportunities for each NEO:

	Performance- based	Time-vested
Name	PSA	Number of Shares of RSA (#)	Grant Date Fair Value of RSAs ($)(1)
Kenneth J. Mahon	$396,000	13,573	$264,000
Michael Pucella(2)	79,537	2,726	53,024
Robert S. Volino	126,000	4,318	84,000
Timothy B. King(3)	82,428	2,825	54,952
(1)	Calculated based upon a grant date fair value of $19.45 per award, the closing price of the Common Stock on April 28, 2017.
(2)	Mr. Pucella’s PSAs were pro-rated to $15,464 to reflect his retirement in July 2017.
(3)	Mr. King’s PSAs were pro-rated to $27,472 to reflect his retirement in December 2017.

The Compensation and HR Committee does not have discretion to increase the size of the payout or to award compensation if the goals are not met, but may exercise negative discretion considering the Company’s performance relative to peers and other relevant factors. PSA’s are awarded as shares of Common Stock in the first quarter of 2020 if the NEO is employed on December 31, 2019 and based on actual performance. If an NEO’s employment terminates prior to the end of a performance period due to death, disability or retirement, the Company’s obligation will be prorated for performance as of the date of termination and paid at the end of the performance period unless the Compensation and HR Committee determines otherwise. The Compensation and HR Committee may provide for immediate payout in the case of death. In the event of a change of control, performance will be assessed through the change of control date and a prorated payment made as soon as possible after that date. If the actual performance results cannot be calculated, the target will be used.

Payout Under 2015 - 2017 LTI Program. Our LTI program in 2015 was a cash performance based arrangement that reflected defined performance goals for the 3-year period ended December 31, 2017. Relative TSR reflected 50% of the award, with specific absolute goals split 25% to reward cumulative earnings EPS and ROAE. Performance was assessed in March 2018 and certified by the Compensation and HR Committee for payout in March 2018. The established performance goals, actual achievement levels and LTI earned for the measurement period are shown in the following table:

Performance Goal	Weight	Threshold	Target	Maximum	Result	Achievement (% of Target)	Weighted Achievement(1)
TSR (percentile rank in peer group)(2)	50%	40th	50th	75th	50th	100.0%	24.1%
Cumulative Core EPS(3)	25%	$2.99	$3.52	$4.05	$3.48	96.3%	25.9%
Average Annualized Reported ROAE	25%	7.31%	8.60%	9.89%	8.69%	103.5%	50.0%
TOTAL							99.9%
(1)	The Weighted Achievement is calculated as the Achievement (% of Target) multiplied by the weighting of the respective performance goal in determining the payout amount. In accordance with the plan, TSR was provided a 50% weighting, while Cumulative Core EPS and Average Annualized Reported ROAE were each provided a 25% weighting. See “Compensation Program Components – Long-term Incentive Plan” for a further discussion of the applicable provisions of the plan.
(2)	The peer group for this LTI component was developed, as of December 31, 2014, by a nationally recognized compensation consulting firm, and consisted of the following: Astoria Financial Corporation, Flushing Financial Corp., Investors Bancorp, Inc., Kearny Financial Corp, Northfield Bancorp, OceanFirst Financial Corporation, Oritani Financial Corp., Provident Financial, Sterling Bancorp, Sun Bancorp, Inc., TrustCo Bank Corp and Valley National Bancorp.
(3)	Please refer to the Appendix within this Proxy for a discussion of the computation of Cumulative Core EPS.

The cash payments made under the 2015 – 2017 LTI Program were as follows:

Name	Weighted Achievement %	Payment Upon Settlement
Kenneth J. Mahon	99.9	$124,925
Michael Pucella (1)	86.1	53,184
Robert S. Volino	99.9	56,516
Timothy B. King	99.9	64,810
(1)	Amounts for payment upon settlement for Mr. Pucella were calculated on a prorated basis based on target for term of service due to his retirement effective July 31, 2017, in accordance with the plan document.

Executive Agreements

Employment Agreements with Mr. Mahon and Mr. Lubow

During 2017, the Bank and the Company maintained employment agreements with Mr. Mahon and Mr. Lubow that protected both the Company and those individuals in the event of certain separation events. The Compensation and HR Committee believes the terms of our employment agreements are in line with industry standards and are necessary to maintain a stable management team. See “Executive Compensation - Agreements with Our Named Executive Officers Upon Termination of Service and Change in Control” for additional information on the agreements.

Retention Agreements with Other NEOs

During 2017, the Bank and the Company maintained Retention Agreements with Messrs. King and Pucella. These agreements terminated following the executives’ retirement in 2017. The Bank and the Company also maintained Retention Agreements with Messrs. Volino and Rizzo. See “Executive Compensation - Agreements with Our Named Executive Officers Upon Termination of Service and Change in Control” for additional information on the agreements.

Retirement Benefits and Perquisites

Retirement Plan. The Bank maintains the Retirement Plan of Dime Community Bank (the “Retirement Plan”), a noncontributory, tax-qualified defined benefit pension plan for all eligible employees; however, all participant benefits under the Retirement Plan were frozen effective April 1, 2000, and no benefits have been accrued under the Retirement Plan since that date.

KSOP. Effective July 1, 2017 our employee stock ownership plan merged with and into our 401(k) plan and was renamed as our KSOP. The KSOP allows eligible employees, including the named executive officers, to supplement their retirement savings with elective deferral contributions that we match at specified levels. The KSOP also provides for additional discretionary employer contributions, subject to the Internal Revenue Code (“Code”) contribution limits.

Benefit Maintenance Plan (“BMP”). The BMP is a non-qualified deferred compensation plan that provides our NEOs with supplemental retirement benefits. We believe the benefits provided through the BMP reflect competitive practices for similarly-situated officers employed by our peers whose tax-qualified retirement benefits are limited by the Code. The Compensation and HR Committee reviews the BMP design periodically with due consideration given to prevailing market practices, overall executive compensation philosophy and cost to the Company. See “Executive Compensation - Pension Benefits” for information on the terms of the BMP. Our NEOs and certain other officers are eligible to participate in the BMP. Currently, only Messrs. Mahon and Volino participate in the BMP. Messrs. Pucella and King received, or will receive, distributions from the BMP in connection with their retirement in 2017.

The Compensation and HR Committee believes that perquisites should be limited in scope and have a business-related purpose. The Committee periodically reviews perquisites to ensure alignment with the desired philosophy. The Committee approves specific perquisites or benefits for individuals based on the needs of the position.

In 2017, perquisites for all of the NEOs included an automobile allowance and Messrs. Mahon, Pucella, and King were reimbursed for tax preparation fees which are represented under “Executive Compensation - Summary Compensation Table” under Footnote 7.

Executive Compensation Process

Role of the Compensation and HR Committee

The Compensation and HR Committee consists of four independent members of the Board. The Chairman of the Compensation and HR Committee presents a summary of each Committee meeting during the Board meetings. The Committee met four times during the year ended December 31, 2017.

The Compensation and HR Committee’s primary responsibilities include the following:

•	Oversees administration of the process for determining the compensation and benefits of officers and employees of the Company and the Bank.
•	Assists the Board in its oversight of the human resources activities of the Company and its subsidiaries.
•	Evaluates the performance of the CEO and executive officers in determination of base salary.
•	Evaluates the annual incentive program, based on Corporate and Individual performance components, in determination of cash awards to the CEO and executive officers.
•	Evaluates the long-term incentive program, based on the Company’s absolute and relative performance, in determination of cash and equity awards.
•	Reviews and approves all NEO agreements.
•	Recommends Director compensation to the Board.
•	Oversees the Company’s compliance with all regulations related to executive compensation.
•	Reviews and approves the CD&A.

The Committee, with the assistance of management and its independent compensation consultant, reviews its philosophy and executive compensation programs annually.

Role of Management

In order for the Compensation and HR Committee to make decisions regarding base salary, annual and long-term incentives, and other aspects of the Company’s benefit programs, members of Management and Human Resources (“HR”) are asked to provide input on Corporate objectives and individual performance goals. Input from members of Management and HR are considered to be suggestions and recommendations for the Committee’s consideration. Management is not present during discussions of their own compensation.

Role of the Compensation Consultant and Advisors

The Compensation and HR Committee utilizes legal counsel and a nationally recognized compensation consulting firm, to assist in performing its duties. The Committee relies on legal counsel to advise on its obligations and rights under applicable corporate, securities and employment laws, to assist in interpreting the Company’s obligations and rights under compensation plans and agreements, and to draft plans and agreements to document business decisions. Meridian Compensation Partners LLC (“Meridian”) served as independent advisor to the Compensation and HR Committee for benchmarking and decisions related to the 2017 compensation program. The consulting firm is engaged to annually analyze the Company’s executive pay levels, by each of the four key elements cited and in total, and the Company’s performance.

The Compensation and HR Committee evaluated the independence of both the compensation consulting firm and legal counsel to assess whether their work raised conflicts of interest under NASDAQ listing standards and SEC rules. Based on this review, Meridian and legal counsel were both determined to be independent and their work did not raise any conflicts of interest.

Benchmarking and Peer Group

In making executive compensation decisions, the Compensation and HR Committee seeks to maintain a strong linkage between pay and corporate performance, both in absolute terms and in relation to a designated peer group. The Compensation and HR Committee uses a peer group to review pay program competitiveness and to assess corporate performance.

The table below shows how the peer group was chosen and how it is used:

HOW THE PEER GROUP IS CHOSEN
The Company approximates the median total asset size of the peer group.	The Company approximates the median market capitalization of the peer group.
The peer group members operate in the Company’s region.	The peer group has a similar overall business model to the Company.
The Company engages a nationally recognized compensation consulting firm to evaluate and recommend an appropriate peer group.

HOW THE COMPENSATION AND HR COMMITTEE USES THE PEER GROUP
For input in developing base salary ranges, annual incentive targets and LTI award ranges.	To benchmark share ownership guidelines.
To assess the competitiveness of total direct compensation awarded to executives.	To validate whether executive compensation programs are aligned with Company performance.
As an input in designing compensation plans, benefits and perquisites.	To assess our pay-performance alignment.

The peer group utilized was comprised of the following companies in 2017:

Company Name	City and State of Corporate Headquarters	Total Assets (1)		Market Capitalization(1)
Bridge Bancorp, Inc.	Bridgehampton, NY	$4.43		$0.69
ConnectOne Bancorp, Inc.	Englewood Cliffs, NJ	5.11		0.83
Customers Bancorp, Inc.	Wyomissing, PA	9.84		0.82
Eagle Bancorp, Inc.	Bethesda, MD	7.48		1.98
Flushing Financial Corporation	Uniondale, NY	6.30		0.79
Investors Bancorp, Inc.	Short Hills, NJ	25.13		4.25
Kearny Financial Corp.	Fairfield, NJ	4.82		1.25
Lakeland Bancorp, Inc.	Oak Ridge, NJ	5.41		0.91
Northfield Bancorp, Inc.	Woodbridge, NJ	3.99		0.83
Northwest Bancshares, Inc.	Warren, PA	9.36		1.71
OceanFirst Financial Corp.	Toms River, NJ	5.42		0.86
Oritani Financial Corp.	Township of Washington, NJ	4.14		0.78
Provident Financial Services, Inc.	Iselin, NJ	9.85		1.79
Sandy Spring Bancorp, Inc.	Olney, MD	5.45		0.94
Sterling Bancorp	Montebello, NY	30.36		5.53
TrustCo Bank Corp NY	Glenville, NY	4.91		0.89
Valley National Bancorp	Wayne, NJ	24.00		2.97
WSFS Financial Corporation	Wilmington, DE	7.00		1.50
Astoria Financial Corporation	Lake Success, NY		*		*
Median		5.88		0.93
Dime Community Bancshares, Inc.	Brooklyn, NY	6.40		0.78
(1)	As of December 31, 2017. Amount is in billions.
*	Astoria Financial Corporation was acquired in December 2017, and financial information is no longer available for this Company.

In addition to the peer group, the Committee considers market data from published industry surveys to supplement the proxy data and provide data for executives who are not NEOs.

Sound Governance Practices

Stock Ownership and Retention Requirement - The Company has a policy that requires Mr. Mahon own shares of Common Stock with an aggregate value at least equal to 500% of his annual rate of base salary. The policy was amended in December 2016 to also require Senior Executive Vice Presidents own shares of Common Stock with an aggregate value at least equal to 300% of their annual rate of base salary, and increase the requirement for Executive Vice Presidents own shares of Common Stock with an aggregate value at least equal to 200% (from the previous 100%) of their annual rate of base salary. The stock ownership requirement is phased in ratably over five years for newly appointed executive officers. Shares owned directly and in vested retirement accounts, shares in vested accounts under the Company’s BMP and unvested restricted stock awards count toward these limits. Unexercised stock options do not count toward these requirements. The following table indicates the stock ownership requirement applicable to each NEO based on the salary of each NEO and the stock price, as well as the stock ownership of each, as of the Record Date:

Name of NEO	Stock Ownership Requirement (# of Shares)	Stock Ownership Counted Toward Requirement (# of Shares)
Kenneth J. Mahon	222,372	545,243
Stuart H. Lubow(1)	72,776	20,778
Robert S. Volino	67,925	79,839
James L. Rizzo(2)	N/A	N/A
(1)	Mr. Lubow was hired in 2017.
(2)	Mr. Rizzo was not subject to the stock ownership requirement as he was not an executive officer.

The Company’s policy further requires that each executive officer who is not in full compliance with the Company’s stock ownership guidelines must retain 100% of the net shares (after taxes and acquisition costs) acquired through stock option exercises and restricted stock vesting until he or she attains full compliance with the ownership guidelines.

Recoupment/Clawback Policy - The Company has adopted a policy permitting it to seek recovery of certain performance-based compensation in the event of a financial restatement due to the Company’s material non-compliance with the financial reporting requirements of the federal securities laws. In the event of such a restatement, performance-based compensation paid during the prior three years will be reviewed to determine if the right to, or amount of, the compensation was based on the achievement of performance goals derived from the financial statements and if so, whether the right to, or amount of, the compensation would be different based on the financial restatement. If, based on this review, an overpayment has occurred, the Company may require the recipient to repay the excess amount. This policy applies to the Company’s and Bank’s executive officers.

Restrictions on Hedging and Pledging - Executive officers and Directors of the Company and its subsidiaries are prohibited from: (i) entering into transactions designed to hedge or offset a decrease in the market value of Common Stock; and (ii) pledging, hypothecating, or otherwise encumbering shares of Common Stock as collateral for indebtedness.

Impact of Accounting and Tax Treatment

Section 162(m) - Under Section 162(m) of the Code (“Section 162(m)”), the Company is generally prohibited from deducting certain forms of compensation in excess of $1,000,000 paid to the Chief Executive Officer and the other “covered employees” as defined in Section 162(m). An exception to this $1,000,000 deduction limitation was available with respect to compensation that qualified as “performance-based compensation” under Section 162(m), which required compliance with certain requirements set forth in Section 162(m) and the applicable regulations. As a result of new tax legislation that went into effect on December 22, 2017, this exception for performance-based compensation will not be available for taxable years beginning after December 31, 2017, unless such compensation qualifies for certain transitionary relief contemplated in the new tax legislation.

The Company has believed that it was generally in the Company’s best interests to design compensation arrangements that were intended to satisfy the requirements for deductibility under Section 162(m). Accordingly, the Company took appropriate actions, to the extent feasible, that were designed and intended to preserve the deductibility of annual incentive and long-term performance awards previously granted to its executive officers who are covered by Section 162(m). However, notwithstanding this general policy, the Company also believes there may be circumstances in which the Company’s interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible.

As a result of the new tax legislation, compensation paid in excess of $1 million to individuals who, following December 31, 2017, are subject to Section 162(m) is not expected to be deductible under Section 162(m) of the Code, unless the compensation qualifies for transitionary relief. Therefore, certain compensation paid under our AIP and certain of our long-term equity awards originally designed with the intent that such amounts qualify as “performance-based compensation” may not be deductible in the future. Although the Compensation and HR Committee will continue to analyze the impact that Section 162(m) and the potential lack of deduction associated with amounts paid in excess of the deduction limitation may have on the Company, the Compensation and HR Committee continues to retain the flexibility to make decisions with respect to the Company’s compensation programs that are based on factors other than Section 162(m) and related tax consequences. This flexibility may include amending or modifying the design elements of our historical compensation programs to the extent those design elements were principally adopted in an effort to comply with Section 162(m).

Sections 4999 and 280G - Section 4999 of the Code imposes a 20% excise tax on certain “excess parachute payments” made to “disqualified individuals” in connection with a change in control. Under section 280G of the Code, such excess parachute payments are also nondeductible to the Company. If payments that are contingent on a change of control to a disqualified individual (which includes the NEOs) exceed three times the individual’s “base amount”(as defined in the Code), they constitute “excess parachute payments” to the extent they exceed one time the individual’s base amount.

Pursuant to his Employment Agreement, the Company or Bank will reimburse Mr. Mahon for the amount of the excise tax, if any, and make an additional gross-up payment so that, after payment of the excise tax and all income and excise taxes imposed on the reimbursement and gross-up payments. Neither the Bank nor the Company is permitted to claim a federal income tax deduction for the portion of the change of control payment that constitutes an excess parachute payment, the excise tax reimbursement payment or the gross-up payment.

Accounting Considerations - The Compensation and HR Committee is informed of the financial statement implications of the elements of the NEO compensation program. However, the probable contribution of a compensation element to the objectives of the Company’s NEO compensation program and its projected economic cost, which may or may not be reflected on the Company’s financial statements, are the primary drivers of NEO compensation decisions.

Risk Assessment

The Company’s compensation program is designed to mitigate risk by: (1) providing non-performance-based salaries, retirement and fringe benefits that permit executives to pay living expenses and plan for the future without reliance on incentives, (2) incorporating cash incentives to reward current successes, in relation to forecast performance derived from the Capital Plan, and (3) including long-term incentives in the form of stock awards and performance-based shares, as well as maintaining stock ownership and retention requirements, to sustain focus on long-term shareholder value. The Compensation and HR Committee exercises discretion in awarding annual incentives, including a retrospective assessment of management’s performance in light of prevailing business conditions, to discourage excessive focus on formulaic goals. This retrospective assessment includes, in addition to financial measures, consideration of indicators of business prudence such as credit quality and capital ratios. Management stock ownership and retention requirements and equity-based retirement benefits provided through the Company’s tax-qualified KSOP and related BMP assure that management retains a significant financial interest in the long-term performance of the Common Stock, and sensitivity to the potential long-term effects of short-term business strategies, throughout their tenure with the Company. The Company believes these features recognize a balance between the need to accept risk exposure in the successful operation of its business and the need to identify and prudently manage such risks.

In addition to assisting with the competitive review of executive compensation, a nationally recognized compensation consulting firm has been engaged to assist the Compensation and HR Committee in conducting a risk review of the Company’s incentive compensation programs. Based upon its review, the compensation consultant indicated its belief that the incentive plans place a proper balance of reinforcing performance while not encouraging inappropriate risk taking behavior.

Compensation and HR Committee Report

The Compensation and HR Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management; and

Based on the review and discussions, the Compensation and HR Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement on Schedule 14A for the 2018 Annual Meeting of Shareholders.

COMPENSATION AND HR COMMITTEE OF DIME COMMUNITY BANCSHARES, INC.

Omer S. J. Williams, Chair
Kathleen M. Nelson
Rosemarie Chen

Compensation and HR Committee Interlocks and Insider Participation

There are no interlocks, as defined under the rules and regulations of the SEC, between the Company and the current members of the Compensation and HR Committee and corporations with respect to which they are affiliated, or otherwise.

EXECUTIVE COMPENSATION

The following table provides information about the compensation paid for services rendered in all capacities by the NEOs for the year ending December 31, 2017. Included in 2017 “All Other Compensation” is the final one-time allocation of ESOP surplus shares following the full prepayment of the outstanding ESOP loan balance. See Note 7(a) to this table for additional detail.

Summary Compensation Table

			Equity Incentive Plan Stock Awards		Non-Equity Incentive Plan Compensation(4)
Name and Principal Positions	Year	Salary(1)	Performance- based Stock Awards(2)	Time- Vesting Restricted Stock Awards(3)	Annual Incentive Award	Long- Term Cash Incentive Award	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)(6)	All Other Compensation (7)	Total	Total Excluding the Change in Pension Value and Nonqualified Deferred Compensation Earnings(6)
Kenneth J. Mahon President and CEO	2017	825,000	396,000	264,000	376,984	124,925	117,991	99,921	2,204,821	2,086,830
	2016	550,000	82,500	165,000	264,941	87,189	36,929	581,767	1,768,326	1,731,397
	2015	500,000	—	125,000	219,000	70,200	—	404,016	1,318,216	1,318,216

Stuart H. Lubow (8) SEVP – Business Banking	2017	446,827	—	225,000	172,429	—	—	34,261	878,517	878,817

Robert S. Volino (8) SEVP and COO	2017	420,000	126,000	84,000	170,525	56,516	—	47,950	904,991	904,991

James L. Rizzo (8)SVP and Comptroller	2017	231,055	—	—	62,608	—	21,434	27,172	342,269	320,835

Timothy B. King (8)(9) EVP and CRIO	2017	352,260	82,437	54,946	107,000	87,040	47,008	151,514	882,205	835,197
	2016	342,000	33,345	66,690	120,000	41,778	22,318	532,885	1,159,016	1,136,698

Michael Pucella (10) EVP and CAO	2017	198,275	79,553	53,021	60,000	70,165	20,388	85,083	566,485	546,097
	2016	330,000	32,175	64,350	140,000	38,508	25,157	480,577	1,110,767	1,085,610
	2015	316,725	—	61,761	120,000	43,875	—	63,171	605,532	605,532
(1)	Salary represents amount earned for the fiscal year, whether or not actually paid during such year.
(2)	The amounts reported are the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. Awards consist of performance-based stock awards which vest based on the achievement of certain performance criteria. The performance-based awards assume the probable outcome of performance conditions for the targeted potential value of the award. For valuation and discussion of the assumptions related to these awards, see Note 15 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K. Based on the fair value at grant date, the following are the maximum potential values of the performance shares for the 2017 – 2019 performance period assuming maximum level of performance is achieved: Mr. Mahon, $594,000; Mr. Pucella, $119,305; Mr. Volino, $189,000, and Mr. King, $123,643.
(3)	The amounts reported are the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. Awards consist of restricted stock which vests ratably over four years. For valuation and discussion of the assumptions related to these awards, see Note 15 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K. The disclosed amounts do not reflect the value of dividends paid on unvested restricted stock, which is included in the Summary Compensation Table under the caption “All Other Compensation.”
(4)	Amount represents cash payments made to the NEO under the Cash LTI or the AIP in the respective year. Please refer to “Compensation Discussion and Analysis – Compensation Program Components – Long-Term Incentive Program” for the determination of the LTI payout shown for 2017, and “Compensation and Discussion Analysis – Compensation Program Components Short-term Incentive Plan” for the determination of the AIP payout shown for 2017.
(5)	Includes for each NEO: (a) the increase (if any) for the fiscal year in the present value of the individual's accrued benefit (whether or not vested) under the Retirement Plan and BMP calculated by comparing the present value of each individual's accrued benefit under both such plans in accordance with FASB ASC Topic 715 (“ASC Topic 715”) as of the plan's measurement date in such fiscal year to the present value of the individual's accrued benefit as of the plan's measurement date in the prior fiscal year, plus (b) the amount of interest accrued on defined contribution deferred compensation balances at a rate in excess of 120% of the applicable federal long-term rate under section 1274(d) of the Code. There were no “above-market earnings” associated with these amounts.

(6)	The Company does not regard amounts reported for 2017 under the caption “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table as recurring compensation. All of the Company’s defined benefit plans have been frozen to future benefits since 2000. The compensation amount associated with Change in Pension Value and Nonqualified Deferred Compensation Earnings therefore results solely from the application of different actuarial valuation assumptions during each period. The 2017 earnings amounts shown in the column entitled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” resulted from reductions in the statutory discount rate assumption of 44 basis points for the Retirement Plan valuation and 33 basis points for the BMP valuation, as well as the Society of Actuaries’ recent issuance of new mortality tables projecting longer life expectancies. The amounts in the column entitled “Total Excluding the Change in Pension Value and Nonqualified Deferred Compensation Earnings” represent total compensation excluding the amounts listed in the column entitled “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”
(7)	The NEOs participate in certain group life, health, and disability insurance, retirement and medical reimbursement plans not disclosed in the Summary Compensation Table that are generally available to salaried employees and do not discriminate in scope, terms and operation (other than the BMP). For 2017, the figure shown for each NEO includes the following items exceeding $10,000 in value:
Name	Life Insurance Premiums	Automobile	KSOP Cash Contribution	BMP (a)	Retirement (b)	Other (c)	Total
Kenneth J. Mahon	$14,934	$3,661	$16,200	$49,522	$—	$15,604	$99,921
Stuart H. Lubow	5,544	6,371	16,200	—	—	6,146	34,261
Robert S. Volino	469	7,281	16,200	18,257	—	5,743	47,950
James L. Rizzo	660	9,600	16,200	—	—	712	27,172
Timothy B. King	875	12,000	16,200	12,962	99,160	10,317	151,514
Michael Pucella	704	7,000	16,200	4,623	49,946	6,611	85,083
(a)	Amount represents BMP benefits earned during the year ended December 31, 2017 associated with the KSOP.
(b)	Amount represents accelerated vesting of Equity Incentive Plan awards due to retirement during the year ended December 31, 2017, including accumulated dividends on vested PSAs. Amounts are calculated based on the vesting date for each NEO. Included in these amounts are a pro-rated amounts from grants of the 2017 Equity Incentive Plan awards.
(c)	Amount represents dividends paid on unvested restricted stock awards during 2017 for each NEO, and tax preparation services for Messrs. Mahon, Pucella and King.
(8)	Compensation is presented only for the years in which the individual was an NEO.
(9)	Mr. King retired effective December 31, 2017, however, qualifies as an NEO.
(10)	Mr. Pucella retired effective July 31, 2017, however, qualifies as an NEO.

CEO Pay Ratio

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we are required to disclose the reasonable estimate of the ratio of the annual total compensation of our median employee, in terms of compensation, excluding Kenneth J. Mahon, our Chief Executive Officer, to the annual total compensation of Mr. Mahon, calculated in a manner consistent with the Dodd-Frank Act and Securities and Exchange Commission rules.

Our median employee for 2017 was determined using the annualized base W-2 earnings for the year ended December 31, 2017 for all employees who were actively employed on December 31, 2017. We annualized compensation for full-time and part-time permanent employees who were employed on December 31, 2017 but did not work for us the entire year. No full-time equivalent adjustments were made for part-time employees.

The total annual compensation of our median employee, using the same methodology we use to calculate the CEO’s total annual compensation, as reflected in the Summary Compensation Table compensation on the previous page, was is $61,681. The annual total compensation of the CEO, Kenneth J. Mahon was $2,204,821. Accordingly, the final pay ratio calculation was 36:1 for 2017.

Grants of Plan-based Awards for Fiscal Year 2017

The following table sets forth information regarding plan-based awards granted to the NEOs during the last fiscal year.

Executive	Type	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards(1)			Time-vested Restricted Stock Awards
			Threshold (#)	Target (#)	Maximum (#)	Number of Shares	Grant Date Fair Value of Awards(2)
Kenneth J. Mahon	PSA	3/23/2017	10,024	20,050	30,074	—	—
	RSA	4/28/2017	—	—	—	13,573	$264,000
Michael Pucella(3)	PSA	3/23/2017	2,014	4,028	6,042	—	—
	RSA	4/28/2017	—	—	—	2,726	53,024
Stuart H. Lubow	RSA	1/3/2017	—	—	—	10,975	225,000
Robert S. Volino	PSA	3/23/2017	3,190	6,380	9,570	—	—
	RSA	4/28/2017	—	—	—	4,318	84,000
Timothy B. King	PSA	3/23/2017	2,086	4,174	6,260	—	—
	RSA	4/28/2017	—	—	—	2,825	54,952
(1)	The information in these columns reflects the range of possible awards for vesting of PSA. The awards will vest based on the achievement of two pre-determined performance goals: reported ROAA and reported ROAE, for the performance period from January 1, 2017 through December 31, 2019. During March 2017, the Compensation and HR Committee approved threshold, target and maximum opportunities based on consultation with the independent compensation consulting firm. Target performance represents our budget performance, threshold payout level (50% of the target) represents a baseline level of acceptable performance to receive any award and maximum payout (150% of the target) represents exceptional performance.
(2)	The amounts in this column reflect the aggregate grant date fair value of the awards, the closing price of the Common Stock on the grant date, $20.50 as of January 3, 2017 and $19.45 as of April 28, 2017. See “Grant of Plan-Based Awards Table” for additional information on the restricted stock award grants.
(3)	Mr. Pucella retired effective July 31 2017 and forfeited unearned shares from his 2017 LTI award.

2004 Stock Incentive Plan. The Company's Board of Directors has adopted the 2004 Stock Incentive Plan, which was approved by the Company's shareholders at their annual meeting held in 2004. Future awards under the plan were terminated upon reaching its tenth anniversary in 2014. The Compensation and HR Committee of the Board of Directors administers the 2004 Stock Incentive Plan and authorized all equity grants. All equity grants under the 2004 Stock Incentive Plan fully vest in the event of a change in control. Options granted under the 2004 Stock Incentive Plan are intended to qualify as “incentive stock options” under Section 422 of the Code. On April 30, 2013, a grant of restricted stock awards was made to Mr. Mahon (6,559 shares), Mr. Volino (4,078 shares), Mr. Rizzo (4,078 shares), Mr. King (4,304 shares), and Mr. Pucella (4,100 shares). 25% of these awards vested on May 1, 2014, 2015, 2016, and 2017, respectively.

2013 Equity and Incentive Plan. The 2013 Equity and Incentive Plan was adopted by the Company’s Board of Directors and subsequently approved by the Company’s shareholders at their annual meeting held in 2013. The 2013 Equity and Incentive Plan provides the Company with the flexibility to make equity compensation available to Outside Directors, officers (including the CEO) and other employees of the Company or its subsidiaries. As of the Record Date, up to 657,518 shares of Common Stock remained eligible for award grants to either to Directors, NEOs or other officers of the Company under the 2013 Equity and Incentive Plan.

On April 30, 2014, a grant of restricted stock awards was made to Mr. Mahon (7,362 shares), Mr. Volino (4,908 shares) and Mr. Rizzo (3,251 shares). 25% of these awards vested on May 1, 2015, 2016, and 2017 respectively, with the remaining shares vesting on May 1, 2018. On April 30, 2014, a grant of restricted stock awards was made to Mr. Pucella (3,252 shares) and Mr. King (3,528 shares). 25% of these awards vested on May 1, 2015, 2016, and 2017 respectively, with the remaining shares vested on July 31, 2017 and December 31, 2017, respectively, pro-rated for their retirement. On April 30, 2015, a grant of restricted stock awards was made to Mr. Mahon (7,852 shares) and Mr. Volino (3,552 shares). 25% of these awards vested on May 1, 2016 and 2017, respectively, with the remaining shares vesting in equal annual installments on May 1, 2018, and 2019. On April 30, 2015, a grant of restricted stock awards was made to Mr. Pucella (3,879 shares) and Mr. King (4,073 shares). 25% of these awards vested on May 1, 2016 and 2017, respectively, with the remaining shares vested on July 31, 2017 and December 31, 2017, respectively, pro-rated for their retirement. On March 24, 2016, PSAs assuming target performance were granted to Mr. Mahon

(4,756 shares) and Mr. Volino (2,074 shares). These shares vest based upon the achievement of specific goals during the performance period, ending December 31, 2018. On March 24, 2016, PSAs assuming target performance were granted to Mr. Pucella (1,854 shares) and Mr. King (1,922 shares). Due to the retirement of Mr. Pucella and Mr. King, these shares vested based upon the target goals as of July 31, 2017 and December 31, 2017, respectively, pro-rated for their retirement. On April 29, 2016, a grant of restricted stock awards was made to Mr. Mahon (9,111 shares) and Mr. Volino (3,976 shares). 25% of these awards vested on May 1, 2017, with the remaining shares vesting in equal annual installments on May 1, 2018, 2019, and 2020. On April 29, 2016, a grant of restricted stock awards was made to Mr. Pucella (3,553 shares) and Mr. King (3,682 shares). 25% of these awards vested on May 1, 2017, with the remaining shares vested on July 31, 2017 and December 31, 2017, respectively, pro-rated for their retirement. On March 23, 2017, PSAs assuming target performance were granted to Mr. Mahon (20,050 shares) and Mr. Volino (6,380 shares). These shares vest based upon the achievement of specific goals during the performance period, ending December 31, 2019. On March 23, 2017, PSAs assuming target performance were granted to Mr. Pucella (4,028 shares) and Mr. King (4,174 shares). Due to the retirement of Mr. Pucella and Mr. King, these shares vested based upon the target goals as of July 31, 2017 and December 31, 2017, respectively, pro-rated for their retirement. On April 28, 2017, a grant of restricted stock awards was made to Mr. Mahon (13,573 shares) and Mr. Volino (4,318 shares). These shares vest in equal annual installments on May 1, 2018, 2019, 2020 and 2021, respectively. On April 28, 2017, a grant of restricted stock awards was made to and Mr. Pucella (2,726 shares) and Mr. King (2,825 shares). These shares vested on July 31, 2017 and December 31, 2017, respectively, pro-rated for their retirement.

Outstanding Equity Awards at 2017 Fiscal Year End

		Option Awards					Stock Awards
							Restricted Stock		Performance Shares
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)(1)	Market Value of Shares of Stock That Have Not Vested ($)(2)	Number of Shares of Stock That Have Not Vested (#)(3)	Market Value of Shares of Stock That Have Not Vested ($)(2)
Kenneth J. Mahon	7/31/2008	11,706	—	—	$16.73	7/31/2018	—	—	—	—
	4/30/2010	3,044	—	—	12.75	4/30/2020	—	—	—	—
	4/29/2011	9,709	—	—	15.46	4/29/2021	—	—	—	—
	4/30/2014	—	—	—	—	—	1,841	$38,569	—	—
	4/30/2015	—	—	—	—	—	3,926	82,250	—	—
	3/24/2016	—	—	—	—	—	—	—	4,756	$99,638
	4/29/2016	—	—	—	—	—	6,834	143,172	—	—
	3/23/2017	—	—	—	—	—	—	—	20,050	420,048
	4/28/2017	—	—	—	—	—	13,573	263,995	—	—
Stuart H. Lubow	1/3/2017	—	—	—	—	—	10,975	229,926	—	—
Robert S. Volino	4/30/2014	—	—	—	—	—	1,227	25,706	—	—
	4/30/2015	—	—	—	—	—	1,776	37,207	—	—
	3/24/2016	—	—	—	—	—	—	—	2,074	43,450
	4/29/2016	—	—	—	—	—	2,982	62,473	—	—
	3/23/2017	—	—	—	—	—	—	—	6,380	133,661
	4/28/2017	—	—	—	—	—	4,318	90,462	—	—
James L. Rizzo	4/30/2014	—	—	—	—	—	813	17,032	—	—
(1)	Please refer to the sections titled “2004 Stock Incentive Plan” and “2013 Equity and Incentive Plan” commencing on page 30 for a detailed discussion of the expiration and vesting dates for each of the unexercisable options and unvested restricted stock awards.
(2)	Market value is calculated on the basis of $20.95 per share, the closing sale price of the Common Stock on the Nasdaq Stock Market on the final trading day of 2017.
(3)	These shares are subject to vesting based upon the achievement of specific goals. The amounts shown assume the target level of performance is achieved. The actual award, if any, will be determined as of the completion of the performance period for each award.

Option Exercises and Stock Vested for Fiscal Year 2017

There were no stock option exercises by NEOs during the year ended December 31, 2017. The following table sets forth the stock awards that vested for the NEOs during the last fiscal year:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Kenneth J. Mahon	7,721	$150,173
Robert S. Volino	4,129	80,309
James L. Rizzo	1,833	35,652
Timothy B. King	6,257	125,240
Michael Pucella	4,538	89,401
(1)	Amount calculated on the basis of the closing price for a share of Common Stock on the Nasdaq Stock Market for various grants to the NEOs which contractually vested on that date.

Pension Benefits

Retirement Plan. The Bank sponsors the Retirement Plan, a non-contributory, tax-qualified defined benefit pension plan for eligible employees. Effective April 1, 2000, all participant benefits under the Retirement Plan were frozen, and no benefits have been accrued under the Retirement Plan since that date. Messrs. Lubow and Volino are not eligible to participate in the plan. The Retirement Plan provides each participant, including Messrs. Mahon, Rizzo, Pucella and King, a benefit equal to 2% of the participant's average annual earnings multiplied by the participant's years (and any fraction thereof) of eligible employment (up to a maximum of 30 years). The benefit is not reduced by a Social Security offset. Participants are fully vested in his or her benefit under the Retirement Plan after five years of service. The Retirement Plan is funded by the Bank on an actuarial basis and all assets are held in trust by the Retirement Plan trustee.

BMP. Our BMP is a non-qualified deferred compensation plan with both a defined benefit and defined contribution component. The BMP provides eligible employees who are members of a select group of management with benefits that would be due under the Bank’s tax-qualified plans, if such benefits were not limited under the Code. Benefit accruals for the BMP were eliminated in April 2000 in connection with the Retirement Plan freeze. However, the present value of the BMP benefits related to the Retirement Plan continues to increase as the participating NEOs approach normal retirement age. Messrs. Mahon, Volino (defined contribution portion only), Pucella, and King participated in the BMP in 2017. Messrs. Lubow and Rizzo were not eligible to participate in the plan.

The following table sets forth information regarding pension benefits accrued by the NEOs as of December 31, 2017 under our Retirement Plan and BMP.

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year($)(2)
Kenneth J. Mahon	Retirement Plan	19.7	$1,019,748	—
	BMP (Defined Benefit Portion)	19.7	287,213	—
James L. Rizzo	Retirement Plan	13.4	195,145	—
Timothy B. King	Retirement Plan	16.5	491,694	—
Michael Pucella	Retirement Plan	18.9	595,032	$11,893
(1)	The figures shown are determined as of the plan's measurement date during 2017 under accounting principles generally accepted in the U.S. (“U.S. GAAP”), as disclosed in Notes 1 and 17 to the Company's audited consolidated financial statements included in the Company's 2017 Annual Report on Form 10-K. The discount rate and other assumptions used for this purpose are discussed in Note 17 to the audited consolidated financial statements included in the Company's 2017 Annual Report on Form 10-K. The assumed mortality rates were as follows: Mr. Mahon, 0.96%, Mr. Rizzo, 0.42%, Mr. King, 0.51%, and Mr. Pucella, 0.74%.
(2)	Mr. Pucella retired in 2017 and began receiving distributions following his retirement.

Non-Qualified Deferred Compensation

The following table shows the 2017 activity for each of our NEOs, as well as their defined contribution account balances in our BMP. The defined benefit component of the BMP is discussed under “Pension Benefits – BMP” above. The defined contribution component noted in this table reflects the supplemental retirement benefit each NEO received due to the compensation limitations imposed by the Code on benefits provided under tax-qualified plans, such as our KSOP in the BMP. Effective April 1, 2000, Retirement Plan benefit accruals were frozen, thus eliminating related benefit accruals under the BMP. No executive contributions were made under the BMP in fiscal 2017.

Name	Company Contributions in Last Fiscal Year($)(1)	Aggregate Earnings in Last Fiscal Year($)(2)	Aggregate Withdrawals/ Distributions($)(3)	Aggregate Balance at Last Fiscal Year End ($)(1)
Kenneth J. Mahon	$49,522	$155,237	$75,498	$5,037,199
Robert S. Volino	18,257	1,969	762	44,656
Timothy B. King	12,962	42,821	27,588	1,272,523
Michael Pucella	4,623	42,280	27,681	1,270,928
(1)	Company contributions in the last fiscal year and aggregate balance at last fiscal year end both reflect compensation items recognized in 2017 in the Summary Compensation Table.
(2)	Earnings did not accrue at above-market or preferential rates. These numbers are not reflected in the Summary Compensation Table.
(3)	Amount represents pass through dividends on shares of Common Stock held in the KSOP component of the BMP.

Potential Payments to Our Named Executive Officers Upon Termination of Service or Change in Control

The following table provides an estimate of the value of NEO potential post-termination and change of control benefits as of December 31, 2017, assuming termination of employment or a change in control occurred as of that date: Tax-qualified benefits payable under the Pension Plan, the KSOP and vested balances under our non-qualified plans are not included in this table. Our NEOs receive only earned and vested compensation and benefits as of their termination date upon voluntary termination of service. Messrs. Pucella and King retired from the Bank on July 31, 2017 and December 31, 2017, respectively, and therefore are not included in the table below. Mr. Mahon maintains separate employment agreements with the Bank and the Company which have substantially similar terms and conditions. For purposes of the table below, the agreements will collectively be referred to as the Employment Agreement. The Company’s common stock closing price on December 31, 2017 was $20.95.

The payments to our NEOs are governed by various agreements and arrangements described in the footnotes to the table. The timing of the payments described below may be subject to a delay in the event an NEO is considered a “Specified Employee” and defined under Section 409A of the Code.

	Kenneth J. Mahon	Stuart H. Lubow	Robert S. Volino	James L. Rizzo
Death
Death Benefit(1)	$2,475,000	$172,429	$—	$—
Restricted Stock Award(7)	357,383	143,696	146,778	15,968
Performance-based Stock Award(8)	80,586	—	29,974	—
Cash LTI Award(9)	48,119	—	20,997	—

Disability
Disability Benefit(2)	2,475,000	172,429	—	—
Restricted Stock Award(7)	357,383	143,696	146,778	15,968
Performance-based Stock Award(8)	80,586	—	65,923	—
Cash LTI Award(9)	48,119	—	20,997	—

Discharge without Cause or Resignation with Good Reason – No Change in Control
Severance Pay(3)	2,262,454	450,000	—	—
Cash Incentive Bonus(4)	1,038,211	—	—	—
Health and Welfare Benefits(5)	61,506	12,076	—	—
KSOP Payment(6)	90,117	—	—	—

	Kenneth J. Mahon	Stuart H. Lubow	Robert S. Volino	James L. Rizzo
Discharge without Cause or Resignation with Good Reason – Change in Control Related
Severance Pay(3)	2,399,304	900,000	1,238,783	738,639
Cash Incentive Bonus(4)	1,101,010	344,858	578,813	304,496
Health and Welfare Benefits(5)	61,506	23,468	1,908	58,615
KSOP Payment(6)	95,410	—	50,815	23,448
Restricted Stock Award(7)	548,262	229,926	146,778	15,968
Performance-based Stock Award(8)	186,759	—	29,974	—
Cash LTI Award(9)	48,119	—	20,997	—
Tax Indemnification Payment10)	1,795,596	—	—	—
(1)	Mr. Mahon’s Employment Agreement provides that if Mr. Mahon dies while in employment with the Company and the Bank his beneficiaries will receive a death benefit payable through life insurance or otherwise equal to three times his then annual base salary. Mr. Mahon’s beneficiaries are also entitled to an additional cash payment equal to any earned but unpaid salary and the value of his unused vacation days and floating holidays in the year of his death. All vested benefits under the Bank and Company sponsored compensation plans and arrangements in which Mr. Mahon participated will be distributed following his death in accordance with the terms of the respective arrangements. (The cash death benefit under Mr. Mahon’s Employment Agreement is payable within 30 days of his death. Mr. Lubow’s Employment Agreement provides that his beneficiaries shall receive a cash payment equal to the value of his base salary through the end of the month in which he died, as well as any bonus or incentive compensation calculated through the date of death, as specified in the Bank’s short-term and long-term incentive compensation plans and related agreements. The Retention Agreements do not provide for death benefits. As is the case with Mr. Mahon, all vested benefits under the Bank and Company sponsored compensation plans and arrangements in which the NEOs participate will be distributed in accordance with the respective arrangements.
(2)	The disability benefits provided under Mr. Mahon’s Employment Agreement is the same as the respective death benefits described in footnote (1) above. Mr. Mahon is also eligible to receive payments under the Bank’s disability insurance program. The Retention Agreements do not provide for a severance benefit in the event of termination of employment by reason of disability. Mr. Lubow’s agreement provides that in the event he is terminated following a determination of disability he is entitled to his base salary earned through the date on which the termination becomes effective, any unpaid bonus or incentive compensation calculated through the date of termination (as specified in the Bank’s long and short-term incentive compensation plans) and any payments Mr. Lubow is eligible to receive under the Bank’s disability insurance program.
(3)	In the event of a termination without cause or a resignation with good reason, Mr. Mahon’s Employment Agreement provides for a lump sum salary severance payment in an amount equal to the present value of the salary that the executive would have earned if he had worked for the Company and the Bank during the remaining unexpired employment period at the highest annual rate of salary (assuming, if a change in control has occurred, that annual 6% salary increases would apply from the time of the change in control). The present value of this payment is to be determined using a discount rate of six percent (6%) per year, compounded with the frequency corresponding to the regular payroll periods with respect to its officers. In the event of a termination without cause or resignation with good reason, in either event during the assurance period immediately following a change in control (or within three months prior to and in connection with a change in control). The Retention Agreements provide for a lump sum payment in an amount equal to the present value of the salary that the executive would have earned if he had continued working for the Bank during the remaining unexpired assurance period at the highest annual rate of salary achieved during the executive's period of actual employment with the Bank. The present value is to be determined using a discount rate equal to the applicable short-term federal rate prescribed under section 1274(d) of the Code, compounded using the compounding periods corresponding to the regular payroll periods. The Retention Agreements only provide for severance in the event of termination following a Change in Control. In the event that the employee is a “specified employee” within the meaning of Section 409A of the Code, then, if necessary to comply with Section 409A, payments will be delayed and paid on the first day of the seventh month following separation from service. In the event of a delay in payments for Mr. Mahon, all payments will be held in a grantor trust which satisfies the requirements of Revenue Procedure 92-65 until the date the payments can be made under Section 409A. In the event of termination without cause or resignation for good reason in a non-change in control situation, Mr. Lubow’s Employment Agreement entitles Mr. Lubow to receive his base salary earned through the date of termination, any reimbursement of expenses incurred through the date of termination, any unpaid bonus calculated through the date of termination (as specified in the Company and/or Bank short-term and long-term incentive compensation plans and related agreements), and such other benefits to which the Executive may be entitled under the Bank and Company sponsored benefit plans, policies, and agreements. In addition to the foregoing, in the event Mr. Lubow’s employment is terminated prior to January 3, 2019 without cause or for good reason, Mr. Lubow is entitled to a single lump sum payment, without discount for the time value of money, equal to his remaining base salary that would have been paid had he remained employed by the Bank through January 3, 2019. If (i) a Change in Control occurs during the term of Mr. Lubow’s Employment Agreement, and (ii) within 12 months following such Change in Control, either the Bank terminates the his employment without cause or he terminates employment with good reason, Mr. Lubow shall receive a lump-sum cash payment equal to two (2) times the sum of: (i) Mr. Lubow’s base salary at the time of the change in control or at termination of employment following a change in control, whichever is greater and (ii) the amount that Mr. Lubow’s annual incentive award under the Bank’s short-term incentive compensation plan would have been at “Target” for the calendar year prior to the change in control, or if higher, the average of the actual short-term incentive awards earned by the Mr. Lubow for the most recent two (2) calendar years.
(4)	In the event of a termination without cause or a resignation with good reason, Mr. Mahon’s Employment Agreement provides for a lump sum severance payment related to the annual cash incentive award in an amount equal to the lump sum salary severance described in footnote (3) above, multiplied by the greater of (i) the target annual cash incentive bonus award (expressed as a percentage of salary) in effect at the time of termination, or (ii) the average of the actual annual cash incentive bonus payments (expressed as a percentage of salary) earned for the most recent three years. In the event of a termination without cause or resignation with good reason, in either event during the assurance period immediately following a change in control (or within three months prior to and in connection with a change in control), the Retention Agreements provide for a lump sum payment equal to the amount of incentives the executive would have received under all cash bonus or annual incentive compensation plans maintained by, or covering employees of, the Bank, if he had continued working for the

Bank and had earned the maximum bonus or incentive award in each calendar year that ends during the remaining unexpired assurance period. In the event that the employee is a “specified employee” within the meaning of Section 409A of the Code, then, if necessary to comply with Section 409A, payments will be delayed and paid on the first day of the seventh month following separation from service, with any such delayed payments for Mr. Mahon to be held in a grantor trust which satisfies the requirements of Revenue Procedure 92-65 until such date of payment. See footnote (3) above for information on the treatment of cash incentives under Mr. Lubow’s Employment Agreement.

(5)	In the event of a termination without cause or a resignation with good reason, Mr. Mahon’s Employment Agreement provides for continued group life, health (including hospitalization, medical, major medical, and dental), accident and long-term disability insurance benefits, in addition to benefits to which the executive is entitled as a former employee, after taking into account the coverage provided by any subsequent employer. These continued benefits will be provided if and to the extent necessary to provide the executive and his family and dependents for a period of three years following termination of employment, with coverage identical to, and in any event no less favorable than, the coverage to which they would have been entitled under plans in effect on the date of termination of employment. If Mr. Mahon’s termination of employment occurs after a change in control, he may elect coverage to which he would be entitled under plans in effect on the date of his termination of employment or during the one-year period ending on the date of such change in control. These continued benefits will be determined as if Mr. Mahon had continued working for the Company during the remaining unexpired employment period as defined in the Employment Agreement at the highest annual rate of compensation (assuming, if a change in control has occurred, that annual 6% salary increases would apply from the time of the change in control) under the Employment Agreement. In the event of a termination without cause or resignation with good reason, in either event during the assurance period immediately following a change in control (or within three months prior to and in connection with a change in control), the Retention Agreements provide for continued group life, health (including hospitalization, medical and major medical), accident and long term disability insurance benefits, in addition to benefits to which the executive is entitled as a former employee, and after taking into account the coverage provided by any subsequent employer. These continued benefits will be provided if and to the extent necessary to provide the executive, for the remaining unexpired assurance period, with coverage equivalent to the coverage to which such Contract Employee would have been entitled under plans in effect on the date of his termination of employment, or, if his termination of employment occurs after a change of control, under plans in effect upon the change of control, if the benefits are greater. The continued benefits will be determined as if the Contract Employee had continued working for the Bank during the remaining unexpired assurance period at the highest annual rate of compensation achieved during the Contract Employee’s period of actual employment with the Bank. Each figure shown represents the present value of continued insurance benefits for a fixed period and assumes no offset for benefits provided by a subsequent employer. Mr. Lubow’s Employment Agreement provides for continued medical and dental insurance coverage for the him and his dependents and beneficiaries under substantially similar terms in effect during the enrollment period immediately prior to his termination of employment. Except in the event of a change in control, the medical and dental insurance benefits provided under Mr. Lubow’s Employment Agreement shall be reduced if he obtains medical or dental insurance benefits through another entity, or eliminated entirely if the other entity’s insurance benefits are equivalent or superior to the benefits provided under his employment Agreement. The medical and dental insurance coverage under Mr. Lubow’s Employment Agreement will continue until the first to occur: (i) his return to employment with the Bank or another entity offering equivalent or superior insurance benefits, (ii) his attainment of age 65, (iii) his death, or (iv) the end of the term remaining under his employment agreement. In the event of a change in control, Mr. Lubow’s Employment provides that his medical and dental insurance benefits will continue for twenty-four (24) months following his termination of employment.
(6)	In the event of a termination without cause or a resignation with good reason, Mr. Mahon’s Employment Agreement provides for a lump sum payment in an amount approximately equal to the present value of matching contributions for three years of participation in the KSOP, and the present value of excess benefits under the BMP that would have been due for three years participation in the KSOP if such benefits were not limited under the Code (assuming, if a change in control has occurred, that annual 6% salary increases would apply from the time of the change in control). Each such present value is determined using a discount rate of six percent per annum, compounded with the frequency corresponding to the regular payroll periods. In the event of termination without cause or resignation with good reason during the assurance period immediately following a change in control (or within three months prior to and in connection with a change in control), the Retention Agreements provide for a lump sum payment approximately equal to the present value of matching contributions for participation in the KSOP during the remaining unexpired assurance period, where such present value is determined using a discount rate equal to the applicable short-term federal rate prescribed under section 1274(d) of the Code, compounded with the frequency corresponding to the Company’s regular payroll periods with respect to its officers.
(7)	All outstanding restricted stock awards granted under either the 2004 Stock Incentive Plan or the 2013 Equity and Incentive Plan vest upon a change of control with a qualifying termination unless they were forfeited prior to such qualifying termination becoming effective. In addition, for grants under either Plan, accelerated vesting occurs on a pro-rated basis for restricted stock awards in the event of retirement, death or disability. The figures shown are calculated based on a per share value of $20.95, which was the closing sale price for a share of Common Stock on December 31, 2017.
(8)	In 2016 and 2017, each of the NEOs other than Messrs. Lubow and Rizzo were granted PSAs with a performance period ending December 31, 2019. Descriptions of the award levels and criteria are set forth in the “Compensation Discussion and Analysis – Compensation Program Components – Long-term Incentive Plan.” Upon a change of control, death, disability or retirement, each amount is pro-rated based on performance through the date of such event. Since the amount of the performance awards cannot be determined at this time, the estimate has been prepared based on the target opportunities under each award.
(9)	In 2016, each of the NEOs other than Messrs. Lubow and Rizzo were granted a Cash LTI award with a performance period ending December 31, 2018. Descriptions of the payment levels and criteria are set forth in the “Compensation Discussion and Analysis – Compensation Program Components – Long-term Incentive Plan.” Upon a change of control, death, disability or retirement, each amount is pro-rated based on performance through the date of such event. Since the amount of the performance awards cannot be determined at this time, the estimate has been prepared based on the target opportunities under each award.
(10)	In the event Mr. Mahon receives payments and benefits in connection with a change in control that exceed the limits imposed under Section 280G of the Code (“excess parachute payments”), those payments and benefits would be subject to a 20% excise tax under Section 4999 of the Code and the deduction for said payments would be lost by the Company and the Bank. In order to put Mr. Mahon in the same economic position he would have been had there been no excise tax, Mr. Mahon’s Employment Agreement provides him, on an after-tax basis, with a payment for any excise taxes triggered under Section 4999 of the Code, as well as applicable Federal, State, and employment taxes that apply to the additional amounts paid (“Tax Indemnification Payment”). The dollar amount noted represents an estimated of the Tax Indemnification Payment Mr. Mahon would have received had a change in control occurred and his employment terminated on December 31, 2017. The Tax Indemnification Payment is triggered only in the context of Mr. Mahon’s involuntary termination of employment or voluntary termination for good reason following a change in control of the Company and only if Mr. Mahon’s severance payments and benefits, when aggregated with other payments and benefits made or provided in connection with the change in control, result in an excess parachute payments. The calculation takes into account all possible excess parachute payments triggered under Mr. Mahon’s Employment Agreement, as well as other plans or arrangements, including the accelerated vesting of restricted stock awards and other payments triggered solely by the occurrence of a change in control. Mr. Mahon has the only remaining legacy employment agreement that contains a Tax Indemnification Payment. The Retention Agreements with Messrs. Volino and Rizzo and Mr. Lubow’s Employment Agreement do not provide for Tax Indemnification Payments.

Transactions with Certain Related Persons

The Company's Lending Policies Manual which is approved at least annually by the full Board, contains written procedures designed to ensure compliance with all laws related to transactions involving the Company or Bank and any Director, executive officer or their immediate family. The Company's Board of Directors monitors adherence to these policies on an annual basis.

Federal Reserve Board Regulation O requires that all Bank or Company loans or extensions of credit to certain executive officers, as defined in Regulation O (“Regulation O Officers”), and Directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. The Bank has in the past made loans or extended credit to Regulation O Officers and also to certain persons related to Regulation O Officers and Directors. All such loans were: (i) made by the Bank in the ordinary course of business; (ii) made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (iii) did not involve more than the normal risk of repayment or present other unfavorable features. Pursuant to its current written policy, the Bank is prohibited from advancing loans to the NEOs or Directors.

Section 402 of the Sarbanes-Oxley Act of 2003 (“Sarbanes-Oxley”) prohibits the extension of personal loans to Directors and executive officers of issuers (as defined in Sarbanes-Oxley). The prohibition, however, does not apply to mortgages advanced by an insured depository institution, such as the Bank, that is subject to the insider lending restrictions of Section 22(h) of the Federal Reserve Act.

Delaware General Corporate Law (“DGCL”) §143 permits a Delaware corporation, such as the Company, to advance a loan to, guarantee the obligation of, or otherwise assist any officer or other employee of the corporation or its subsidiaries, including employees who are directors of the corporation, whenever, in the judgment of the directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation. The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the board of directors shall approve, including, without limitation, a pledge of shares of stock of the corporation.

Pursuant to DGCL §144(a), no contract or transaction between a corporation and its directors or officers, or between a corporation and any other entity in which its directors or officers are directors or officers or have a financial interest, shall be voidable solely for this reason, or solely because the director or officer is present at, or participates in, the meeting of the Board or Committee which authorizes the contract or transaction, or solely because any such director's or officer's votes are counted for such purpose, if: (1) the material facts as to the Director's or officer's relationship to the contract or transaction are disclosed or known to the Board or Committee, and the Board or Committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested Directors, even though the disinterested Directors may be less than a quorum; (2) the material facts as to the Director's or officer's relationship to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or (3) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the Board, a Committee or the shareholders.

Under New York State Banking laws, New York State-chartered savings banks such as the Bank are subject to rules regarding insider transactions. This includes specific types of transactions conducted by insiders, who are defined as: (1) the chairman of the board, president, executive vice president, secretary and treasurer of the Bank; (2) any other officer or employee of the Bank who participates or has authority to participate otherwise than in the capacity of a director of the Bank, in major policy-making functions of the Bank, regardless of whether he or she has an official title or whether his or her title contains a designation of assistant and regardless further, of whether he or she is serving without salary or other compensation; (3) any director of the Bank; and (4) any other person who has direct or indirect control over the voting rights of 10 percent of the shares of any class of voting stocks of the Bank or otherwise controls the management or policies of the Bank. The term “insider transaction” means any business transaction or series of related transactions by, between or on behalf of the Bank and: (1) an insider of the Bank; (2) a person related to an insider of the Bank; or (3) any other person where the transaction is made in contemplation of such person becoming an insider of the Bank. Board approval must be received and documented whenever an insider transaction (or aggregate of insider transactions) reaches a specific dollar threshold.

The Company has entered into three-year consulting agreements with Mr. Devine, which commenced effective January 1, 2016, and Mr. Palagiano, which commenced effective January 1, 2017. During the year ended December 31, 2017, the consulting services were fully satisfied and the respective remaining amounts were paid in full. For amounts paid to Messrs. Devine and Palagiano in 2017 under their consulting agreement, see “Proposal 1 – Election of Directors – Directors’ Compensation.”

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company's executive officers and Directors, and persons who own more than 10% of the Common Stock, to file with the SEC reports of ownership and changes in ownership of Common Stock. Executive officers, Directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file. Based solely on review of the copies of such forms received by the Company, or written representations from certain reporting persons, the Company believes that its executive officers, Directors and greater than 10% beneficial owners complied with all applicable filing requirements, except for Rosemarie Chen, who filed one late Form 4 reporting one acquisition of 472 shares, due to an administrative delay in issuing shares by the Company.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

General

The Audit Committee of the Board of Directors has appointed the firm of Crowe Horwath LLP to act as the Company's independent auditors (principal accountant) for the year ending December 31, 2018. A representative of Crowe Horwath LLP is expected to be present at the Annual Meeting, will be provided an opportunity to make a statement if he or she so desires, and is expected to be available to respond to appropriate questions. No determination has been made as to any action the Audit Committee would take if the shareholders do not ratify the appointment.

Audit Fees

The following table summarizes the aggregate fees either paid or contractually owed by the Company to Crowe Horwath LLP:

	Year Ended December 31,
	2017	2016
Audit Fees (a)	$558,379	$511,500
Audit-Related Fees (b)	105,750	90,000
Tax Fees (c)	105,869	81,000
All Other Fees (d)	114,576	—
Total	$884,573	$682,500
(a)	Fees for audit services in 2017 and 2016 consisted of:
•	Audits of the Company’s annual consolidated financial statements
•	Reviews of the Company’s quarterly unaudited consolidated financial statements
(b)	Fees for audit-related services in 2017 and 2016 consisted of:
•	Employee benefit plan audits
(c)	Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, or obtain government approval for amounts to be included in tax filings and consisted of:
i.	Federal, state and local income tax return assistance
ii.	Sales and use, property and other tax return assistance
iii.	Research & Development tax credit documentation and analysis for purposes of filing amended returns
iv.	Requests for technical advice from taxing authorities
(d)	Comfort letters for subordinated debt issuance, consents, and other services related to SEC matters.

Pre-Approval Policy

The services performed by the independent auditor in 2017 were pre-approved in accordance with the Audit Committee's pre-approval policy. Pursuant to the policy, the Audit Committee must pre-approve all audit and permitted non-audit services to be provided by the independent auditor, including the fees and terms thereof.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF CROWE HORWATH LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2018.

PROPOSAL 3

ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Company is seeking a non-binding advisory vote on the compensation of the Named Executive Officers as disclosed in this Proxy Statement.

As discussed in the Compensation Discussion and Analysis, the Company's executive compensation program has been designed to attract, retain and motivate the highest quality executive officers, directly link pay to the Company's performance, and build value for its shareholders. The Company's executive compensation philosophy is, with the benefit of objective input from an independent consultant, to provide competitive target compensation opportunities with actual amounts earned commensurate with financial performance and the generation of long-term value to shareholders. The Company believes that the compensation data in this Proxy Statement demonstrates the success of this philosophy.

This proposal, commonly known as a “Say-on-Pay” proposal, gives the Company's shareholders the opportunity to express their views on the compensation provided to the Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers.

Accordingly, the Board invites you to review carefully the Compensation Discussion and Analysis, as well as the tabular and other disclosures on compensation under the section titled “Compensation Program Components” and approve the following resolution:

RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Under applicable law, the Say-on-Pay vote is advisory, and therefore not binding on the Company or its Board of Directors. The shareholders’ advisory vote will not overrule any decision made by the Board or any of its Committees or create or imply any additional fiduciary duty by the Company's Directors. The Company's Board of Directors and Compensation and HR Committee value the opinions of shareholders and will consider the voting results, along with relevant factors, in connection with their ongoing executive compensation activities.

THE BOARD OF DIRECTORS RECOMMENDS AN ADVISORY VOTE “FOR” APPROVAL OF THE COMPENSATION OF NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

The Company's Board of Directors provides a process for shareholders to send communications to the Board. The Company's Policy Regarding Shareholder Communication with the Board is available on its website at www.dime.com by selecting “Investor Relations,” then in the “Investor Menu”, select the drop down arrow next to “Corporate Overview” then select “Governance Documents”.

OTHER MATTERS

As of the date of this Proxy Statement, the Company's Board of Directors is not aware of any other matters to be brought before the shareholders at the Annual Meeting. If, however, any other matters not known are properly brought before the meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Board of Directors.

2019 ANNUAL MEETING SHAREHOLDER PROPOSALS

In order to be considered for inclusion in the Company's Proxy Statement and form of proxy for the annual meeting to be held in 2019, all shareholder proposals, including, but not limited to, nominations for Director, must be submitted to the Secretary of the Company at its offices at 300 Cadman Plaza West, 8th Floor, Brooklyn, New York

11201 on or before December 14, 2018. Under the Company's Bylaws, shareholder nominations for Director and shareholder proposals not included in the Company's 2018 Proxy Statement, in order to be considered for possible action by the shareholders at the annual meeting to be held in 2019, must be delivered to or received by the Secretary of the Company, at the address set forth above: (i) sixty days in advance of such meeting if such meeting is to be held on a day which is within thirty days preceding the anniversary of the previous year's annual meeting, or ninety days in advance of such meeting if such meeting is to be held on or after the anniversary of the previous year's annual meeting; and (ii) with respect to an annual meeting held at a time other than within the time periods set forth in the immediately preceding clause (i), the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. Notice shall be deemed to be first given to shareholders when disclosure of such date of the meeting of shareholders is first made in a press release reported to Dow Jones News Services, the Associated Press or a comparable national news service, or in a document publicly filed by the Company with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act. A shareholder's notice to the Secretary shall set forth such information as required by, and otherwise comply with, the Company's Bylaws. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy card relating to an annual meeting any shareholder proposal or nomination which does not satisfy all of the requirements for inclusion established by the SEC in effect at the time such proposal or nomination is received.

The Board of Directors will review any shareholder proposals that are filed as required and determine whether such proposals satisfy applicable criteria for consideration at the annual meeting to be held in 2019.

Multiple Shareholders Sharing One Address

Only one copy of the Proxy Statement and Annual Report are being delivered to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders. The Company will deliver promptly upon written or oral request separate copies of the Proxy Statement and Annual Report to a shareholder at a shared address to which a single copy of the Proxy Statement and Annual Report were delivered. Shareholders may notify the Company that they desire to receive a separate copy of the current or a future Proxy Statement and Annual Report by writing Dime Community Bancshares, Inc., 300 Cadman Plaza West, 8th Floor, Brooklyn, NY 11201, Attn: Investor Relations, or by telephoning the Investor Relations Department at (718) 782-6200, ext. 5909. By using either of these methods, shareholders sharing an address may additionally request delivery of a single copy of a Proxy Statement and Annual Report if they are receiving multiple copies.

Annual Report

A copy of the Annual Report to shareholders for the period ended December 31, 2017, including the consolidated financial statements prepared in conformity with U.S. GAAP for the year ended December 31, 2017, accompanies this Proxy Statement. The consolidated financial statements for the year ended December 31, 2017 have been audited by Crowe Horwath LLP, whose report appears in the Annual Report. Shareholders may obtain, free of charge, a copy of the Annual Report on Form 10-K filed with the SEC (without exhibits) by writing to Investor Relations, Dime Community Bancshares, Inc., 300 Cadman Plaza West, 8th Floor, Brooklyn, New York 11201, or by calling (718) 782-6200, extension 5909, or by accessing the Company's Investor Relations website http://investors.dime.com/inforequest.

By Order of the Board of Directors

Patricia M. Schaubeck
Corporate Secretary
Brooklyn, New York
April 13, 2018

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

APPENDIX

Defined terms

U.S. GAAP - generally accepted accounting principles in the United States of America.

Performance Measures

Use of Non-U.S. GAAP Performance Measures

For purposes of certifying the Company’s performance under its compensation plans, the Compensation Committee typically makes adjustments to the Company’s U.S. GAAP results to ensure that the participants are compensated for the Company’s core performance. These adjustments neither penalize nor reward for one-time charges, unusual gains, or similar non-core events. These disclosures should not be viewed as a substitute for operating results determined in accordance with U.S. GAAP, nor are they necessarily comparable to non-U.S. GAAP performance measures that may be presented by other companies.

Cumulative Core EPS - A non-U.S. GAAP measure derived from EPS, and adjusted for various items recognized in EPS the extraction of which is deemed valuable in assessing the Company’s consolidated operating results. A reconciliation of U.S. GAAP EPS and Core EPS for the Company for the three-year period ended December 31, 2018 is presented as follows:

Cumulative for The Three Years Ended December 31, 2018
EPS	$4.58
Curtailment of postretirement plan benefits	(0.05)
Gain on the sale of real estate	(1.16)
Gain on the sale of assets (including real estate)	(0.10)
Prepayment fee income above financial forecasted levels	(0.25)
Prepayment of ESOP Share Acquisition Loan	0.31
Prepayment expense on borrowings	0.02
Loss from extinguishment of debt	0.02
De-conversion costs	0.03
Tax adjustments	0.10
Core EPS	$3.48

Reported Return on Equity - A financial measure computed by dividing net income, as reported in a company’s consolidated statements of operations or income, by average stockholders’ equity, as reported in the respective summaries of net interest income. Both net income and average stockholders’ equity are derived in accordance with U.S. GAAP.

Total Shareholder Return - The return provided to a shareholder who invests in a share of the common stock of a company assuming full reinvestment of cash dividends into additional shares of the respective common stock. Amounts obtained from the Bloomberg financial database.

A-1

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 23, 2018 for shares held directly and by 11:59 P.M. ET on May 21, 2018 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy card and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 23, 2018 for shares held directly and by 11:59 P.M. ET on May 21, 2018 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E44979-P06995

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DIME COMMUNITY BANCSHARES, INC.

Proposals 1, 2 and 3 are proposed by Dime Community Bancshares, Inc. The Board of Directors unanimously recommends a vote "FOR" all of the nominees in Proposal 1 and a vote "FOR" Proposals 2 and 3.

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of the following four nominees for Directors for terms to expire at the 2021 Annual Meeting of Shareholders:

NOMINEES:

01) Rosemarie Chen
02) Michael P. Devine
03) Joseph J. Perry
04) Kevin Stein

The proxies are authorized to vote upon such other business as may come before the Annual Meeting or any adjournment or postponement thereof in such manner as shall be determined by a majority of the Board of Directors.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and the Proxy Statement, both dated April 13, 2018, for the Annual Meeting.

To change the address on your account, please check the box at the right and indicate your new address in the address space on the reverse side. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	Yes	No
I will attend the Annual Meeting.	☐	☐

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E44980-P06995

DIME COMMUNITY BANCSHARES, INC.

This Proxy is solicited on behalf of the Board of Directors of Dime Community Bancshares, Inc. for the Annual Meeting of Shareholders to be held on May 24, 2018.

The undersigned shareholder of Dime Community Bancshares, Inc. hereby appoints Kathleen M. Nelson, Steven D. Cohn, and Robert C. Golden, or any of them, with full powers of substitution, to represent and to vote as proxy, as designated on the reverse side, all shares of common stock of Dime Community Bancshares, Inc. held of record by the undersigned on March 28, 2018, at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at 10:00 a.m., Eastern Time, on May 24, 2018, or at any adjournment or postponement thereof, upon the matters described in the accompanying Notice of the Annual Meeting of Shareholders and Proxy Statement, both dated April 13, 2018, and upon such other matters as may properly come before the Annual Meeting. The undersigned hereby revokes all prior proxies.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. **If no direction is given, this Proxy will be voted FOR the election of all nominees in Proposal 1 and FOR Proposals 2 and 3. If this Proxy is executed in such a way as not to withhold authority to vote for the election of any nominee, this Proxy shall be deemed to grant such authority.**

ADDRESS CHANGES/COMMENTS: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on reverse side)

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 23, 2018 for shares held directly and by 11:59 P.M. ET on May 21, 2018 for shares held in a Plan. Have your voting instructions card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, voting instructions card and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 23, 2018 for shares held directly and by 11:59 P.M. ET on May 21, 2018 for shares held in a Plan. Have your voting instructions card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your voting instructions card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E44981-P06995 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS CONFIDENTIAL VOTING INSTRUCTIONS CARD IS VALID ONLY WHEN SIGNED AND DATED.

DIME COMMUNITY BANCSHARES, INC.

Proposals 1, 2 and 3 are proposed by Dime Community Bancshares, Inc. The Board of Directors unanimously recommends a vote "FOR" all of the nominees in Proposal 1 and a vote "FOR" Proposals 2 and 3.

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of the following four nominees for Directors for terms to expire at the 2021 Annual Meeting of Shareholders:

NOMINEES:

01) Rosemarie Chen
02) Michael P. Devine
03) Joseph J. Perry
04) Kevin Stein

Proposals 1, 2 and 3 are proposed by Dime Community Bancshares, Inc. The Board of Directors of Dime Community Bancshares, Inc. recommends a vote "FOR" all nominees in Proposal Number 1 and "FOR" Proposals 2 and 3. (If this Confidential Voting Instructions Card is signed but no direction is given, this Voting instructions Card will be deemed to instruct votes "FOR" all nominees in Proposal Number 1 and "FOR" Proposals 2 and 3). The directions, if any, given in this Confidential Voting Instructions Card will not be disclosed to any directors, officers or employees of Dime Community Bancshares, Inc. or Dime Community Bank.

In its discretion, the Trustee is authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof or to cause such matters to be voted upon in the discretion of the individuals named in the proxies executed by the Trustee.

To change the address on your account, please check the box at the right and indicate your new address in the address space on the reverse side. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

The undersigned hereby instructs the Trustee to vote in accordance with the voting instructions indicated above and hereby acknowledges receipt, prior to the execution of these Confidential Voting Instructions, of a Voting Instruction Letter, a Notice of the Annual Meeting of Shareholders of Dime Community Bancshares, Inc., a Proxy Statement dated April 13, 2018 for the 2018 Annual Meeting and an Annual Report to Shareholders.

Note: Please sign exactly as your name or names appear on this Confidential Voting Instructions Card. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E44982-P06995

DIME COMMUNITY BANCSHARES, INC.

CONFIDENTIAL VOTING INSTRUCTIONS
SOLICITED BY THE COMPENSATION AND HUMAN RESOURCES COMMITTEE
OF DIME COMMUNITY BANCSHARES, INC.
FOR
THE DIME COMMUNITY BANK KSOP

The undersigned participant, former participant or beneficiary of a deceased former participant in The Dime Community Bank KSOP [the "KSOP"] hereby provides the voting instructions specified to Pentegra Trust Company, the Trustee of the KSOP (the "Trustee"), which instructions shall be taken into account by the Trustee in voting, in person, by limited or general power of attorney, or by proxy, the shares and fractional shares of common stock of Dime Community Bancshares, Inc. that are held by the Trustee, in its capacity as Trustee, as of March 28, 2018 at the Annual Meeting of Shareholders of Dime Community Bancshares, Inc. to be held on May 24, 2018, and at any adjournment or postponement thereof.

As to the proposals listed on the reverse side, which are more particularly described in the Proxy Statement dated April 13, 2018, the Trustee will vote the common stock of Dime Community Bancshares, Inc. held by the KSOP to reflect the voting instructions on this Confidential voting instructions card, in the manner described in the accompanying letter from the Compensation and Human Resources Committee dated April 13, 2018.

ADDRESS CHANGES/COMMENTS: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on reverse side)